   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1998
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               PCORDER.COM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    5734                    74-2720849
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                               ----------------

                            5000 PLAZA ON THE LAKE
                               AUSTIN, TX 78746
                                (512) 684-1100
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

                               ----------------

                             JAMES J. LUTTENBACHER
                            CHIEF FINANCIAL OFFICER
                            5000 PLAZA ON THE LAKE
                               AUSTIN, TX 78746
                                (512) 684-1100
          (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

          WILLIAM D. SHERMAN                    DONALD M. KELLER, JR.
            DAVID C. WILSON                      GLEN R. VAN LIGTEN
           JUSTIN L. BASTIAN                     MITCHELL S. ZUKLIE
          ROCHELLE A. KRAUSE                      VIVIAN P. MORRIS
        MORRISON & FOERSTER LLP                   VENTURE LAW GROUP
          755 PAGE MILL ROAD                 A PROFESSIONAL CORPORATION
          PALO ALTO, CA 94304                    2800 SAND HILL ROAD
                                                MENLO PARK, CA 94025

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                  PROPOSED
                                                   MAXIMUM
           TITLE OF EACH CLASS OF                 AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED          OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value................     $35,000,000        $10,325

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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED SEPTEMBER 4, 1998.

                                       SHARES

                                     [LOGO]

                               PCORDER.COM, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                                  -----------

  All of the     shares of Common Stock offered hereby are being sold by
pcOrder.com, Inc. ("pcOrder" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $
and $   . For factors to be considered in determining the initial public offering price, see "Underwriting".

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN CONSIDERATION RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PCOR".

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON   THE   ACCURACY    OR   ADEQUACY   OF   THIS   PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                         INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                         OFFERING PRICE DISCOUNT(1)  COMPANY(2)
                                         -------------- ------------ -----------
Per Share...............................       $             $           $
Total(3)................................     $             $            $

-----
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting estimated expenses of $    payable by the Company.
(3) The Company has granted the Underwriters an option for 30 days to purchase
    up to an additional    shares at the initial public offering price per
    share, less the underwriting discount, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering
    price, underwriting discount and proceeds to company will be $   , $    and
    $   , respectively. See "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about October , 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                          CREDIT SUISSE FIRST BOSTON
                                                                        SG COWEN

                                  -----------

                  The date of this Prospectus is       , 1998.

                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors". Except as otherwise noted, all information in this Prospectus, including share and per share information, assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting". As used herein, "Trilogy" refers to Trilogy Software, Inc. and its predecessor entities, including Trilogy Development Group, Inc.

                                  THE COMPANY

  pcOrder is a leading provider of Internet-based electronic commerce solutions that enable the computer industry's suppliers, resellers and end-users to buy and sell computer products online. The Company's solutions are designed to increase the efficiency and effectiveness of the sales, marketing and distribution of computer products and to enable members of the industry to take advantage of the increasing adoption of e-commerce. Forrester Research estimates that the business-to-business e-commerce market will grow from $8 billion in 1997 to $327 billion by 2002. In addition, Forrester also believes that computer products is the largest and fastest growing segment, by revenue, in business-to-business e-commerce.

  The Company's comprehensive offering consists of software applications and content databases which enable industry participants to buy and sell computer products online by increasing the automation product search, comparison, configuration, pricing, financing, ordering and reseller selection. The Company believes it is uniquely positioned to deliver these solutions through its: (i) ability to deliver a broad set of advanced front-office and e-commerce software applications, including configuration and pricing; (ii) position as a leading content provider of computer product and compatibility information; and (iii) experience in delivering industry-specific functionality and integrations into business systems of computer industry participants.

  The Company's solutions have been adopted by market leaders including Bay Networks, Compaq, CompuCom, Computer City, CMP Publications, GE Capital, IBM, Ingram Micro, Kingston, MCI Systemhouse, MicroAge Integration Company, PC Wholesale, Pinacor and Tech Data. In the 12 months ended June 30, 1998, over $3 billion of quotes for computer products had been generated using the Company's solutions, representing use by more than 3,500 sales representatives from over 500 resellers. The Company's revenues have grown from $3.7 million in 1995 to $10.6 million in 1997, and were $9.6 million in the first six months of 1998.

  The Internet and Internet-related technologies are revolutionizing the way businesses and consumers communicate, share information and conduct business. Businesses are increasingly replacing paper-based transactions and communications with e-commere solutions in an effort to reduce costs, decrease inventories and shorten time-to-market. The Company believes that the computer industry is particularly well suited to the use of Internet-enabled e-commerce solutions due to the large size and fragmented nature of the industry, its high costs of sales and distribution and the industry's propensity to embrace technology for automating processes. In addition, rapid technological change has resulted in the continuing decline of component prices and shorter life cycles of computer products. Such pressures have heightened the importance for industry participants to employ build-to-order and configure-to-order models in order to reduce inventories, to improve the ability to gauge and meet changing customer demand and to shorten time-to-market by delaying the acquisition of component parts until the time an order is placed. The Company believes that a key capability required to address these needs is real-time access to information providing seamless configuration and pricing at the point of sale.

  The Company believes there is a significant need for an independent, industry-wide solution to enable the buying and selling of computer products online. The Company leverages Internet technologies to provide comprehensive e-commerce solutions designed to increase sales and marketing productivity, meet end-user demand for online ordering, reduce costs and shorten order fulfillment cycles for industry participants. The Company's solutions include software applications that are designed to increase the automation of product search, comparison, configuration, pricing, financing and ordering, combined with what the Company believes is the industry's largest content database consisting of detailed product, categorization, compatibility, pricing and availability information on more than 600,000 active products from over 1,000 manufacturers.

  The Company is a party to a technology license agreement with its parent company, Trilogy, which provides pcOrder the ability to leverage Trilogy's front-office and e-commerce software applications, including one of the industry's leading configuration and pricing engines. The Company has extended these applications to support the specific configuration and pricing rules of the computer industry in order to help industry sales representatives and end-users quickly and accurately build custom configured systems across multiple vendors.

  In addition to its development of software applications and content databases, the Company has completed integrations to the systems of leading industry suppliers for such functions as order placement, pricing, inventory queries and order status queries, financing and credit approval. These integrations can be leveraged by pcOrder customers that wish to establish or enhance electronic links with their business partners. Furthermore, the Company provides software integration, customization, training and Web hosting services designed to ensure the successful deployment of its solutions.

  The Company believes that its position as an independent third-party, combined with its industry focus and experience, has enabled it to build product functionality, content and supplier integrations that address the diverse requirements of manufacturers, distributors, resellers, retailers, other industry participants and end-users, including corporate buyers and consumers. Accordingly, the Company believes it is able to offer more cost-effective and rapid time-to-market solutions for e-commerce than the proprietary development efforts of industry participants. To the extent the Company continues to develop and enhance its software applications, content databases and supplier integrations, pcOrder believes that the incentive will increase for companies to outsource these e-commerce services to the Company.

                                    STRATEGY

  The Company's objective is to be the leading e-commerce technology and content provider to the computer industry. The key elements of the Company's strategy are as follows:

  . Leverage internet technology to provide communication capability and support complex transactions across a range of computer industry participants;

  . Broaden adoption of the Company's e-commerce solutions through relationships with computer industry market leaders;

  . Extend the Company's position as an industry leading source of product information source;

  . Leverage the Company's position as an independent third-party solutions provider to achieve broad market adoption; and

  . Expand software applications functionality to increase automation of the sales, marketing, and channel management functions of the industry.

                           RELATIONSHIP WITH TRILOGY

  The Company was established as a separate business unit within Trilogy, its parent corporation, on July 1, 1993, and was incorporated under the laws of Delaware on July 18, 1994. Trilogy is a leading provider of sales, marketing and business-to-business e-commerce applications. The Company has a non-exclusive, worldwide, royalty-bearing license to certain of Trilogy's front office automation software. The Company and Trilogy have entered into a License, Services and Technology Agreement, a Management Services Agreement and a Tax Allocation Agreement which define the on-going relationship between the two companies. See "Relationship with Trilogy".

  Following this offering, Trilogy will own approximately % of the Common Stock of the Company. Trilogy has informed the Company that it does not intend to sell any such shares in the near future. However, other than an agreement not to sell any of its shares for 180 days after the date of this Prospectus without the prior consent of the representatives of the Underwriters, Trilogy is not contractually restricted from selling such shares.

  The Company's principal executive offices are located at 5000 Plaza on the Lake, Austin, Texas 78746. Its telephone number at that location is (512) 684-1100.

  pcOrder(R), pcOrder.com(R), pcOrder Labs(TM), CommerceStation(TM), VIPER(TM), Channel Assembly Module(TM), Web Storefront(TM), Sales Desktop(TM), Customer Desktop(TM), TechBuyer(TM), TechBuyer Customer Desktop(TM) and "Moving the Computer Industry to the Web"(TM) are registered and unregistered trademarks, service marks and trade names of the Company. This Prospectus also contains trademarks, service marks and trade names other than those identified in this paragraph, all of which are the property of their respective holders. Information contained in the Company's Web site does not constitute a part of this Prospectus.

                                  THE OFFERING

Common Stock offered by the Company..     shares
Common Stock to be outstanding after
 this offering.......................     shares(1)
Use of proceeds...................... For general corporate purposes, including capital expenditures and working capital.
                                      See "Use of Proceeds".
Proposed Nasdaq National Market
 symbol.............................. "PCOR"

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   PERIOD FROM                                      SIX MONTHS
                                  JULY 1, 1993                                         ENDED
                               (INCEPTION) THROUGH   YEAR ENDED DECEMBER 31,         JUNE 30,
                                  DECEMBER 31,     ------------------------------  --------------
                                      1993          1994    1995   1996    1997     1997    1998
                               ------------------- ------  ------ ------  -------  ------  ------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Software applications and
  content....................        $   --        $  450  $3,388 $5,182  $ 8,869  $3,655  $7,113
 Service.....................            --            65     335    700    1,720     859   2,470
                                     ------        ------  ------ ------  -------  ------  ------
   Total revenues............            --           515   3,723  5,882   10,589   4,514   9,583
                                     ------        ------  ------ ------  -------  ------  ------
Cost of revenues:
 Software applications and
  content....................            50           485   1,579  1,749    2,588     989   2,130
 Service.....................            --            53     192    185      988     361   1,054
                                     ------        ------  ------ ------  -------  ------  ------
   Total cost of revenues....            50           538   1,771  1,934    3,576   1,350   3,184
                                     ------        ------  ------ ------  -------  ------  ------
Gross profit (loss)..........           (50)          (23)  1,952  3,948    7,013   3,164   6,399
Operating expenses:
 Research and development....           185           106     660  1,168    1,129     504   1,785
 Selling and marketing.......            --            72     577  2,555    4,793   2,171   4,116
 General and administrative..            --            --     116    726    1,792     565   1,296
 Amortization of deferred
  stock compensation.........            --            --      --     --       --      --     227
                                     ------        ------  ------ ------  -------  ------  ------
   Total operating expenses..           185           178   1,353  4,449    7,714   3,240   7,424
                                     ------        ------  ------ ------  -------  ------  ------
Operating income (loss)......          (235)         (201)    599   (501)    (701)    (76) (1,025)
Interest income..............            --            --      --     --       --      --      45
                                     ------        ------  ------ ------  -------  ------  ------
Income (loss) before income
 taxes.......................          (235)         (201)    599   (501)    (701)    (76)   (980)
Income tax provision
 (benefit)...................           (80)          (68)    207   (191)     427      47      --
                                     ------        ------  ------ ------  -------  ------  ------
Net income (loss)............        $ (155)       $ (133) $  392 $ (310) $(1,128) $ (123) $ (980)
                                     ======        ======  ====== ======  =======  ======  ======
Basic and diluted net income
 (loss) per share(2).........        $(0.12)       $(0.10) $ 0.03 $(0.02) $ (0.09) $(0.01) $(0.08)
                                     ======        ======  ====== ======  =======  ======  ======
Weighted average shares
 outstanding(3)..............         1,280         1,280  12,800 12,800   12,800  12,800  12,803
                                     ======        ======  ====== ======  =======  ======  ======

                                                             JUNE 30, 1998
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(4)
                                                         -------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents............................... $ 6,583     $
Working capital (deficit)(5)............................  (3,344)
Total assets............................................  15,507
Stockholders' equity (deficit)..........................  (1,548)

--------
(1) Based on the number of shares outstanding as of June 30, 1998. Excludes (i) 2,557,111 shares of Common Stock issuable upon the exercise of outstanding stock options under the Company's 1996 Stock Option Plan (the "1996 Option Plan") at a weighted average exercise price of $3.00 per share, (ii) an additional 375,964 shares of Common Stock reserved for future grant under the 1996 Option Plan and (iii) 320,000 shares of Common Stock issuable upon the exercise of a certain other option. See "Management--1996 Stock Option Plan", "--Agreement Regarding Grant of Options" and Note 8 of Notes to Financial Statements.
(2) Computed on the basis described in Note 2 of Notes to Financial Statements.
(3) For the period July 1, 1993 (inception) through July 17, 1994, the Company operated as a business unit of Trilogy and was incorporated on July 18, 1994. Accordingly, no Common Stock of the Company was outstanding prior to the date of incorporation. For purposes of computing net income (loss) per share, the number of shares of Common Stock issued at the date of incorporation, restated for effects of subsequent stock splits, has been reflected as if outstanding from date of inception on July 1, 1993.
(4) Adjusted to give effect to the receipt by the Company of the net proceeds
    from the sale of the     shares of Common Stock offered by the Company
    hereby at an assumed initial public offering price of $    per share. See
    "Use of Proceeds" and "Capitalization".
(5) Working capital (deficit) at June 30, 1998 includes the effect of deferred revenue of $12,799,000.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should carefully consider the following factors in evaluating the Company and its business. This Prospectus contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties, and actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and for the reasons described elsewhere in this Prospectus. All forward-looking statements and reasons why results may differ included in this Prospectus are made as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement or reasons why actual results might differ.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND ANTICIPATED CONTINUING OPERATING LOSSES

  The Company was established as a separate business unit within Trilogy on July 1, 1993, was incorporated on July 18, 1994 and began to recognize revenue in April 1994. A majority of the Company's significant customers entered into their agreements with the Company only since the third quarter of 1997. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based and is subject to all of the risks inherent in the establishment of a new business enterprise. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the markets addressed by the Company. To address these risks, the Company must, among other things, manage its growth, significantly expand its sales and marketing organization, successfully develop new products and product enhancements, achieve market acceptance of its products and services and respond to competitive developments. There can be no assurance that the Company will be successful in addressing these risks, that the Company's past revenue growth will continue in the future or that the Company will achieve profitability in the future or, if achieved, that the Company will maintain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Except for a small operating profit in 1995, the Company has incurred annual losses from operations since its inception on July 1, 1993, and the Company expects to continue to incur losses from operations on both a quarterly and an annual basis for the foreseeable future. At June 30, 1998, the Company had an accumulated deficit of $2.3 million. The Company believes that its future profitability and success, if any, will depend in large part on, among other things, its ability to maintain and expand relationships with computer product manufacturers, distributors, resellers, retailers, other industry participants and end-users, including corporate buyers and consumers, and its ability to successfully enter into new relationships with such participants. To date, the Company has achieved only limited penetration of its current customers. A key element of the Company's strategy is to increase its penetration of existing customer accounts through the sale of its products that offer greater functionality and have higher revenue potential. In order to implement this strategy, the Company intends to significantly expand its sales and marketing organization, which will require substantial financial, personnel and management expenditures. In the event that these or other initiatives undertaken by the Company do not result in significantly increased revenues, the Company's business, financial condition and results of operations would be materially and adversely affected. The Company's business is still in an emerging stage, and revenue and income potential from the Company's business is unproven, making an evaluation of the Company and its prospects difficult. There can be no assurance that the Company's revenues will increase or even continue at their current levels or that the Company will achieve or maintain profitability or generate cash from operations in future periods. See "-- Significant Fluctuations in Future Operating Results", "--Risks Associated with

Emerging Market for E-Commerce; Unproven Business Model" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

SIGNIFICANT FLUCTUATIONS IN FUTURE OPERATING RESULTS

  The Company's revenues and operating results have in the past fluctuated significantly and are expected to fluctuate significantly in the future due to a combination of factors, many of which are outside of the Company's control. Factors that may materially and adversely affect the Company's future revenues and operating results include, but are not limited to, the Company's ability to significantly expand its sales and marketing organization, the Company's ability to successfully develop new and enhanced products, the Company's ability to manage its growth, the level of demand for the Company's products, the timing and amount of license payments from the Company's customers, the Company's ability to retain existing customers and increase sales to such customers, the timing and volume of new orders and the Company's capacity to fulfill such orders, the Company's ability to maintain or increase current rates of sales productivity, the level of product and price competition, the announcement or introduction of new or enhanced products and services by the Company or its competitors, the Company's ability to upgrade and develop its internal control systems, the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business and sales and marketing infrastructure, downtime of the Company's systems or Internet capacity or reliability problems, risks associated with the Company's relationship with Trilogy, the Company's ability to attract and retain key technical, sales and managerial personnel, the growth in the use and acceptance of, and activity on, the Internet, World Wide Web ("Web") and Internet-related technologies, particularly by corporate, institutional and government users for the purchase of computer products, the extent to which unauthorized access and use of online information is perceived as a threat to network security, customer budgets, seasonal trends in customer purchasing and general economic conditions. In response to competitive pressures or new product introductions, the Company may take certain pricing or marketing actions that could materially and adversely affect the Company's operating results. In addition, the timing and amount of revenues associated with particular sales can vary significantly based upon (i) the number of products that are accessed and the number of authorized users, and (ii) whether the fees are perpetual or subscription-based. The Company has in the past recognized, and may in the future be required to recognize, a significant portion of revenue derived from license agreements with its customers in a single fiscal quarter, which can cause significant variations in quarterly revenues. Moreover, small delays in customer orders can cause significant variability in the Company's revenues and results of operations for any particular period. As a result, the timing of significant orders and the recognition of revenue from such orders is unpredictable. Unfavorable changes in any of the above factors could materially and adversely affect the Company's revenues, gross margins and results of operations.

  As a result of the Company's limited operating history and the emerging nature of the e-commerce market in which the Company competes, there can be no assurance that the Company will be able to accurately forecast its revenues. The Company's current and future expense levels are based primarily on its operating plans and estimates of future revenues and are to a large extent fixed costs. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company currently intends to significantly expand its sales and marketing organization, which would result in a substantial increase in operating expenses. To the extent such expenses are incurred prior to or do not result in increased revenues, the Company's operating losses in a given quarter may be significantly greater than expected. Based upon all of the foregoing, the Company believes that its quarterly and annual revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the Company's results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, that they will grow at past rates or that the Company will achieve profitability on a quarterly or annual basis in the future. Due to the foregoing as well as other factors, it is likely that the Company's operating results will be below market analysts' expectations in some future quarters, which could materially and adversely affect the market price of the Common Stock. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations".

DEPENDENCE ON SIGNIFICANT GROWTH OF SALES AND MARKETING ORGANIZATION

  The Company believes that its future profitability and success will depend in large part on, among other things, its ability to maintain and expand its relationships with computer product manufacturers, distributors, resellers, retailers and other industry participants, and its ability to enter into new relationships with such participants. To date, the Company has achieved only limited penetration of its current customers. A key element of the Company's strategy is to increase its penetration of existing customer accounts. In order to implement this strategy, the Company intends to significantly expand its sales and marketing organization. However, competition for sales and marketing personnel is intense. Moreover, the recruitment and hiring of such individuals is typically a time-consuming and expensive process. There can be no assurance that the Company will be able to attract, assimilate and retain qualified sales and marketing personnel on a timely basis in the future, or at all. The Company's failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH EMERGING MARKET FOR E-COMMERCE; UNPROVEN BUSINESS MODEL

  The market for software products such as those offered by the Company is still emerging, and there can be no assurance that it will continue to grow or that, even if the market does grow, the Company's products will achieve market acceptance among computer product manufacturers, distributors, resellers, retailers, other industry participants and end-users, including corporate buyers and consumers. Historically, these entities have purchased computer products and accessories and exchanged information regarding such products primarily through traditional means of commerce and communications. The Company has expended, and will continue to expend, significant resources educating potential customers about the Company's products and their capabilities and benefits. There can be no assurance that these expenditures will enable the Company's products to achieve market acceptance. If the market for the Company's products fails to grow or grows more slowly than the Company anticipates, or if the Company's products fail to achieve significant market acceptance, the Company's business, results of operation and financial condition would be materially and adversely affected.

  A majority of the Company's significant customers have entered into their agreements with the Company only since the third quarter of 1997. These contracts generally have terms ranging from one to five years, and the Company has only limited experience with renewing such contracts. The Company's future growth is dependent in part on its ability to renew existing contracts on terms favorable to the Company and to further penetrate its existing customer accounts with products that offer greater functionality and higher revenue potential. Because of the Company's limited experience with these contract renewals, there can be no assurance the Company will be successful in renewing existing contracts, or if such contracts are renewed, that they will be renewed on terms favorable to the Company. Any failure to do so on the part of the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's business model is evolving and unproven. The Company is dependent on its ability to attract a significant number of customers and channel partners from the computer industry and expand its existing relationships. There can be no assurance that the Company will be successful in achieving market acceptance of its independent third-party e-commerce solutions and services or in achieving significant market share before competitors offer products, applications or services with features similar or superior to the Company's current or proposed offerings. If a significant number of participants fail to adopt the Company's solutions or adopt such solutions more slowly than anticipated, or if the Company fails to retain or fails to further penetrate its existing customer accounts, the Company may not achieve the critical mass of users it believes is necessary to enable the success of its solutions and services. In particular, a fundamental element of the Company's business strategy is to enter into contractual relationships with manufacturers and distributors that enable the Company to derive increasing revenues from such customers to the extent that the Company's e-commerce solutions are more broadly adopted by market participants. Accordingly, the Company intends to incur significant expenses during the rest of 1998 and 1999 to implement such strategy. There can be no assurance that the Company will be successful in its efforts to increase the number of manufacturers, distributors, resellers, retailers and other market participants that adopt the Company's solutions. Any failure on the part of the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON GROWTH OF THE INTERNET, INTERNET INFRASTRUCTURE DEVELOPMENT AND INTERNET COMMERCE

  The increased use of the Internet for retrieving, sharing and transferring information among manufacturers, distributors, resellers, retailers and end-users, including corporate buyers and consumers, of computers and computer products has only recently begun to develop, and the Company's success will depend in large part on continued growth in, and the use of, the Internet for commerce. Critical issues remain unresolved concerning commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, and these issues are likely to affect the development of the market for the Company's products. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon traditional means of commerce and communications, generally will require the acceptance by these entities of a new and evolving medium of conducting business and exchanging information. Such acceptance is likely only in the event that the Internet provides these entities with greater efficiency and an improved arena of commerce and communication. Demand for and market acceptance of commerce on the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in commercial access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition would be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the Company's products. The Company's ability to increase the speed with which it provides services to customers and to increase the scope of such services ultimately is limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for the Company's products is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. No assurance can be given that these improvements will be made or that, if made, they will be made in a sufficiently timely and cost-effective manner so as to facilitate market acceptance of the Company's products.

CUSTOMER CONCENTRATION; RISKS ASSOCIATED WITH RELIANCE ON CERTAIN CONTRACTS

  In the year ended December 31, 1995, three of the Company's customers accounted for approximately 99% of the Company's revenues, and in the years ended December 31, 1996 and 1997, and the six month period ended June 30, 1998, the Company's top five customers accounted for 89%, 64% and 64%, respectively, of the Company's total revenues for such corresponding period. Generally, contracts with these customers have terms ranging from one to five years and may be terminated earlier in the event of an uncured breach or certain other events. The Company expects that it will continue to depend upon a relatively small number of contracts for a substantial portion of its revenues for the foreseeable future. There can be no assurance that the Company will derive any revenue from sales of products pursuant to agreements with these customers in any given future period. In the event that any such contracts are not renewed or are otherwise terminated, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Products".

RISKS ASSOCIATED WITH MAINTAINING DATABASE

  The Company updates and maintains an extensive database of technical and descriptive information on computer products, including over 600,000 computer products from over 1,000 manufacturers. This information is used to support the Company's applications and the Company seeks to provide users with timely access to current, comprehensive information on product specifications, availability and pricing. Certain of the Company's contracts obligate it to maintain data accuracy at prescribed levels. Maintaining the Company's databases is a highly manual process and the Company utilizes a combination of highly trained internal personnel and contract personnel provided by third-party service organizations. Furthermore, the Company's computer systems and databases must be sufficiently scalable to process large amounts of complex product specification and configuration data without significant degradation in performance. In the past the Company has experienced periodic difficulties with data accuracy. For example, in the second quarter of 1998, database capacity constraints limited the Company's ability to accept daily pricing and availability updates from distributors, which resulted in a temporary disruption in the Company's ability to provide this data to certain reseller customers, and failures to renew and delays of contract renewals by certain of such customers. Although these difficulties have not in the past materially adversely effected the Company, there can be no assurance that the Company will not experience similar data maintenance and accuracy problems in future periods, which could result in a loss of customers or have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, certain of the Company's customer contracts provide for service level guarantees for data accuracy. To the extent the Company is unable to maintain data accuracy at required levels, the Company could incur significant liabilities and the applicable contracts could be terminated, any of which would have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY AND RELATIONSHIP WITH TRILOGY

  The Company is currently a subsidiary of Trilogy. Upon completion of this offering, Trilogy will own approximately % of the outstanding Common Stock of the Company ( % if the Underwriters' over-allotment option is exercised in full). For so long as Trilogy continues to beneficially own in excess of 50% of the outstanding Common Stock of the Company, Trilogy will be able to direct the election of all directors of the Company and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, future issuances of Common Stock or other equity securities by the Company, the incurrence of indebtedness by the Company and the payment of dividends with respect to the Common Stock. Similarly, Trilogy will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent or cause a change in control of the Company and could take other actions that might be favorable to Trilogy but unfavorable to other stockholders of the Company. The Company and Trilogy have entered into various agreements intended to define the relationship between them. There can be no assurance that Trilogy's ownership of the Company's Common Stock or its other relationships with the Company will not have a material adverse effect on the Company or its other stockholders. See "Relationship With Trilogy".

RISKS ASSOCIATED WITH DEPENDENCE ON TRILOGY; LIMITED INDEPENDENT OPERATING HISTORY; POTENTIAL CONFLICTS OF INTEREST

  The Company is dependent upon Trilogy to provide certain key technology and management functions to the Company. The Company licenses certain technology from Trilogy on a non-exclusive basis subject to certain limitations. Any termination of such license, or reduction in the performance of such licensed technology, that requires the Company to internally develop or license similar technology from a third party would be disruptive to the Company's business and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has historically relied on Trilogy to provide certain human resource, finance, recruiting, legal and other services. Upon completion of this offering, Trilogy will have no obligation to provide assistance to the Company except as described in "Relationship with Trilogy". The Company will be required to develop and implement the operational, administrative and other systems and infrastructure necessary to support its current and future business, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Control By and Relationship with Trilogy" and "--Management of Growth".

  Conflicts of interest may arise between the Company and Trilogy in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, indemnity arrangements, tax and intellectual property matters, potential acquisitions or financing transactions, sales or other dispositions by Trilogy of shares of the Company's Common Stock held by it following this offering and the exercise by Trilogy of its ability to control the management and affairs of the Company. There can be no assurance that any conflicts that may arise between the Company and Trilogy will be resolved in a manner that does not have a material adverse effect on the Company or its other stockholders, even if such result is not intended by Trilogy. In addition, except as described in "Relationship with Trilogy", nothing in the Company's agreements with Trilogy prohibits Trilogy from competing directly with the Company or being acquired by a third party, either of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Relationship with Trilogy".

  Ownership interests of directors or officers of the Company in the common stock of Trilogy or service as both a director or officer of the Company and an officer or employee of Trilogy could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and Trilogy. Joseph A. Liemandt, a director of the Company, is the Chairman and Chief Executive Officer and a substantial stockholder of Trilogy.

POSSIBLE FUTURE SALES OF COMMON STOCK BY TRILOGY

  Subject to applicable federal securities laws and the restrictions set forth below, after completion of this offering, Trilogy may sell any and all of the shares of the Company's Common Stock beneficially owned by it or distribute any or all of such shares of Common Stock to its stockholders. Sales or distribution by Trilogy of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that such sales or distribution could occur, could adversely affect the prevailing market prices for the Common Stock. Trilogy is not subject to any obligation to retain its controlling interest in the Company, except that Trilogy has agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. See "Underwriting". As a result, there can be no assurance concerning the period of time during which Trilogy will maintain its beneficial ownership of Common Stock owned by it following this offering. Moreover, there can be no assurance that, in any transfer by Trilogy of a controlling interest in the Company, any holders of Common Stock will be able to participate in such transaction or will realize any premium or other amounts with respect to their shares of Common Stock. Trilogy and its transferees have registration rights with respect to the shares of the Common Stock owned by it, which rights would facilitate any future disposition. See "Relationship with Trilogy".

DEPENDENCE ON COMPUTER INDUSTRY

  The Company derives substantially all of its revenues either directly or indirectly from the computer industry, and the Company's future growth is dependent on the computer industry. The computer industry is sensitive to general economic, business and industry conditions that can cause buyers of computers and computer products to reduce or delay their investments in computer systems. Any event or condition that results in decreased spending on computers or computer products, or consolidation within the computer industry, could have a negative effect on the Company's customers and negatively impact the Company's business, operating results and financial condition. Furthermore, certain of the Company's customers have recently been acquired. Although to date such acquisitions have not had an adverse effect on the Company' s relationships with these customers, there can be no assurance that these acquisitions or other acquisitions of the Company's customers in the future will not negatively impact the Company's relationships with these customers or one or more consolidations in the computer industry which could have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF SYSTEM FAILURE; SINGLE SITE

  The Company's success depends largely upon the efficient and uninterrupted operation of its communication systems. The Company has contracted with certain of its customers to provide server hosting and to maintain redundant leased lines to ensure system availability. All of the Company's development and management systems are located at a single facility leased by the Company in Austin, Texas. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. Although the Company has taken certain steps to prevent a system failure, there can be no assurance that such measures will be successful and that the Company will not experience system failures in the future. Furthermore, the Company does not have a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur as a result of any system failure. The occurrence of any system failure or similar event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Facilities".

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company requires substantial working capital to fund its business and expects to use a significant portion of the net proceeds of this offering to fund its expected continuing operating losses. The Company currently believes that its existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated cash requirements for at least the next 12 months. Thereafter, the Company may be required to raise additional funds; provided, however, no assurance can be given that the Company will not be required to raise additional financing prior to such time. If additional funds are raised through the issuance of equity securities, stockholders of the Company may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that, if available, such financing will be available on terms acceptable to the Company and its stockholders. If such financing is not available when required or is not available on acceptable terms, the Company may be unable to expand its sales and marketing organization, develop new products and product enhancements, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

LENGTHY SALES AND IMPLEMENTATION CYCLE

  Due in part to the significant departure from traditional means of commerce and communications entailed by the adoption and use of the Company's products, the Company is generally required to provide a significant level of education regarding the use and benefits of its products, and potential customers tend to engage in extensive internal reviews before making purchase decisions. In addition, the purchase of the Company's products by its customers for deployment within a customer's organization typically involves a significant commitment of capital and other resources, and is therefore subject to delays that are beyond the Company's control, such as the customers' internal procedures to approve large capital expenditures, budgetary constraints and the testing and acceptance of new technologies that affect key operations, among other factors. The decision-making process can also be substantially impacted by the sales practices of, and product introductions by, the Company's competitors. The sales cycle of the Company's products has historically been 2 to 6 months for resellers and 9 to 12 months or longer for manufacturers and distributors; however, there can be no assurance that the Company will not experience longer sales cycles in the future. Certain of the Company's customers have in the past experienced difficulties or delays in completing implementations of the Company's products. Although such difficulties and delays to date have not had a material adverse effect on the Company, no assurances can be given that similar difficulties or delays will not occur in the future. Any such difficulties or delays could cause delays in the recognition of related revenues, cause customers to reject the Company's solutions or lead to the delay or non-receipt of future orders for the Company's products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Significant Fluctuations in Future Operating Results".

MANAGEMENT OF GROWTH

  The Company's business has grown rapidly in the last three years, with total revenues increasing from $3.7 million in 1995 to $10.6 million in 1997 and the total number of employees increasing from 1 in July 1994 to 147 as of June 30, 1998. Furthermore, significant increases in the number of employees are anticipated during the rest of 1998 and future periods. In particular, the Company currently intends to significantly expand the number of employees in its sales and marketing organization and to expand the number of employees in its client services, research and development and finance organizations. This growth has resulted in, and can be expected to continue to require, substantial expansion of the Company's infrastructure, including operating and financial systems and controls and the geographic scope of its operations and customers. Recent rapid growth has also resulted, and will continue to result, in new and increased responsibilities for management personnel, and such growth has placed and, if it continues, is expected to continue to place, a significant strain on the Company's management and operations. The Company has recently hired a significant number of executives to augment its management infrastructure to manage the potential growth of its business, including its Chief Financial Officer and certain key sales and marketing personnel. These individuals have not previously worked together or with the Company's existing management and are in the process of integrating as a management team. There can be no assurance that they will be able to work together effectively. In addition, the Company has historically relied on Trilogy to provide certain human resource, finance, recruiting, legal and other services, and the Company is in the process of assuming responsibility for such services and similar services provided by outside sources. Furthermore, the Company's dependence on outside sources to provide services previously performed by Trilogy will likely increase. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview".

NEW PRODUCTS AND TECHNOLOGICAL CHANGES; RISKS ASSOCIATED WITH TRANSITION TO NEW TECHNOLOGY PLATFORM

  The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and address increasingly sophisticated customer requirements. There can be no assurance that the Company will be successful in identifying, developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition would be materially and adversely affected if the Company were to incur difficulties or delays in developing new products or enhancements or if such products or enhancements did not gain market acceptance.

  Products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance. The Company's introduction of new products or product enhancements with reliability, quality or compatibility problems could also result in reduced bookings, delays in collecting accounts receivable and additional service and warranty costs. The Company has in the past experienced difficulties and delays in successfully installing its products at certain customer sites. Although in each case the problems were remedied and did not have a material adverse effect on the Company, no assurances can be given that similar problems will not occur in the future or that such problems, if they were to occur, would not have a material adverse effect on the Company.

  The Company is currently engaged in transitioning certain aspects of its product architecture to a more modular and flexible design. There can be no assurance that the Company or its new customers will not experience any performance problems with this new technology platform, whether in the form of bugs, compatibility difficulties or otherwise. In addition, there can be no assurance that the Company's existing customers will be able to successfully transition to this new technology platform. A failure of the Company's products based on this new technology platform to perform satisfactorily or a failure by the Company to properly manage the transition by its existing customers to this new technology platform could result in cancellation of customer contracts, a decline in the Company's competitive position or reduced or delayed sales of its products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success depends in significant part upon the continued service of a relatively small number of key management, technical, sales and marketing personnel, especially Ross A. Cooley, the Company's Chairman of the Board and Chief Executive Officer, and Christina C. Jones, the Company's President and Chief Operating Officer. Mr. Cooley, in his capacity as the Company's Chairman of the Board and Chief Executive Officer, currently performs various executive and leadership functions, including development of the Company's strategic and operational plans, executive management of new customer and new account relationship activities and recruitment of senior management personnel. In addition, Mr. Cooley is responsible for the financial results of the Company. Ms. Jones, in her capacity as the Company's President and Chief Operating Officer, is principally responsible for managing the Company's daily operations. The Company's future success also depends on its continuing ability to attract and retain other highly qualified management, technical, sales and marketing personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key management, technical, sales and marketing employees or that it will be successful in attracting, assimilating and retaining other highly qualified management, technical, sales and marketing personnel in the future. The loss of any member of the Company's key management, technical, sales and marketing personnel or the inability to attract and retain additional qualified personnel would have a material adverse effect on the Company's business, operating results and financial condition. See "Management".

RISK OF CHANGES IN ACCOUNTING STANDARDS

  Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). The Company adopted SOP 97-2 and 98-4 effective January 1, 1998. The Company believes that its current revenue recognition policies and practices are materially consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in the Company's current revenue recognition practices, and such changes could materially adversely affect the Company's future revenue and earnings. Such implementation guidelines may necessitate significant changes in the Company's business practices in order for the Company to continue to recognize revenue in a consistent manner. For these and other reasons, such changes may have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

COMPETITION

  The market for software products that enable e-commerce is intensely competitive, and the Company expects competition in its market segment to increase substantially. Numerous companies provide e-commerce solutions, and several competitors target the specific computer and computer related products industry in which the Company competes. The Company's competitors include both large companies with substantially greater resources than the Company and the internal IT departments of certain of the Company's customers and potential customers. The Company believes that its principal sources of competition are systems integrators and the internal IT departments of its customers and potential customers. These organizations may seek to develop e-commerce solutions through the use of tools offered by the Company's competitors primarily focused on providing e-commerce enabling solutions to the computer industry such as Calico Software, Selectica, Inc., SMART Technologies, Inc., Open Market, Inc. and BroadVision, Inc. Furthermore, there are a number of significantly larger companies with which the Company does not currently compete that do not presently offer the same or similar e-commerce solutions offered by the Company but that could with limited barriers to entry compete directly with the Company in the future. In addition, except as described in "Relationship with Trilogy", nothing in the Company's agreements with Trilogy prohibits Trilogy from competing directly or indirectly with the Company. The Company believes that the principal competitive factors for companies seeking to provide e-commerce enabling solutions are price, functionality, product performance, content, reliability and customer service. Increased competition could result in price reductions, reduced margins and loss of market share, any of which would materially and adversely affect the Company's business, operating results and financial condition. Many of the Company's current and potential competitors have significantly longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. There can be no assurances that the Company will be able to compete successfully with its existing competitors or with new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. See "Business--Competition".

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

  The Company's success depends in part on its ability to protect its proprietary software and other intellectual property. To protect its proprietary rights, the Company relies generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third-parties and license agreements with consultants, vendors and customers, although the Company has not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use the Company's products or technology, or develop similar technology. There can be no assurance that the Company's agreements with employees, consultants and others who participate in product development activities will not be breached, that the Company will have adequate remedies for any breach, or that the Company's software or trade secrets will not otherwise become known or independently developed by competitors.

  Many of the Company's current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has issued or issues in the future, the Company would need to either obtain a license or design around the patent. There can be no assurance that the Company would be able to obtain such a license on acceptable terms, if at all, or to design around the patent. The Company pursues the registration of certain of its trademarks and service marks in the United States and in certain other countries, although it has not secured registration of all of its marks. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. The Company licenses certain of its proprietary rights to third parties, and there can be no assurance that such licensees will abide by compliance and quality control guidelines with respect to such proprietary rights or that such licensees will not take actions that would materially and adversely affect the Company's business, financial condition and results of operations.

  There can be no assurance that the Company's efforts to protect its intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of its technology or to prevent the development by others of products or technologies similar to or competitive with those developed by the Company. The Company's failure or inability to protect its proprietary rights could materially and adversely affect its business, financial condition and results of operations.

  The computer software industry is characterized by frequent and substantial intellectual property litigation that often is complex and expensive and involves a significant diversion of resources and uncertainty of outcome. In the future, the Company may need to pursue litigation to enforce and protect its intellectual property rights or to defend against a claim of infringement or invalidity. The Company attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, the Company has not conducted and does not intend to conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed. If the Company were to discover that its products violate third-party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering such products, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against the Company relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing the Company from distributing certain products. Such claims could materially and adversely affect the Company's business, financial condition and results of operations.

RISK OF PRODUCT LIABILITY CLAIMS

  The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any material product liability claims to date, the sale and support of the Company's products entails the risk of such claims. The Company currently has only limited insurance coverage against product liability and errors and omissions claims and there can be no assurance that such insurance will continue to be available to the Company on commercially reasonable terms or at all. A product liability claim brought against the Company could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Product Development".

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations, causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has been informed by Trilogy that Trilogy believes its internal computer systems and products are Year 2000 compliant, and, based on a preliminary review, the Company believes its own internal computer systems and products are Year 2000 compliant. There can be no assurance that Year 2000 errors or defects will not be discovered in the Company's current or future products. Any failure by the Company to make its products Year 2000 compliant, or of such products not to be Year 2000 compliant as a result of a failure of Trilogy's products to be Year 2000 compliant, could result in a decrease in sales of the Company's products, unanticipated expenses to address Year 2000 problems or significant liabilities resulting from losses suffered by the Company's customers due to such Year 2000 problems, any of which could have a material adverse effect in the Company's business, financial condition and results of operations. In addition, to the extent the Company's customers' systems are not Year 2000 compliant, problems in communications among industry participants could result in a delay in the Company's products achieving market acceptance. The Company also utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software, or of systems maintained by the Company's suppliers, to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products from the Company or computer product manufacturers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop upon completion of this offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The market price of the Common Stock after this offering may be significantly affected by factors such as the announcement of new products or product enhancements by the Company or its competitors, technological innovations by the Company or its competitors, quarterly variations in the Company's results of operations, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations which have often been unrelated to the operating results of such companies. Such fluctuations may adversely affect the market price of the Common Stock. Furthermore, in the past, following periods of volatility in the market price of a company's securities, securities class action claims have been brought against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, even if ultimately determined in favor of the Company, and any adverse determination in such litigation could also subject the Company to significant liabilities, any or all of which could have a material adverse effect on the Company's business, operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Upon completion of this offering, the Company will have     of Common Stock
outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options under the Company's Option Plans). Of
such shares, the     shares sold in this offering will be freely transferable
without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. As of the date of this Prospectus, 12,914,239 "restricted shares" as defined in Rule 144 will be outstanding. Of such shares, and without consideration of the contractual restrictions described below, no shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, no shares would be eligible for sale in reliance upon Rule 144 and 89,239 shares would be eligible for sale in reliance upon Rule 701 adopted under the Securities Act. In addition, options to purchase approximately 179,402 shares will be vested and exercisable and eligible for sale in Reliance upon Rule 701.

  In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including any person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock, or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144, and (ii) by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

  The Company's officers and directors and Trilogy have agreed not to sell any of their shares of Common Stock for 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. As a result of these contractual restrictions and subject to the provisions of Rules 144(k), 144 and 701, as applicable, 12,914,239 shares subject to restriction will be eligible for sale 180 days after the date of this Prospectus. See "Underwriting".

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting".

  The Company intends to file a registration statement under the Securities Act covering approximately 3,378,686 shares of Common Stock reserved for issuance under the Option Plan. See "Management--1996 Stock Option Plan". Such registration statement is expected to be filed within 90 days after the date of this Prospectus and will automatically become effective upon filing. Following such filing, shares registered under such registration statement will, subject to the Lock-Up Agreements, Rule 144 volume limitations applicable to Affiliates and the lapsing of the Company's repurchase rights, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this Prospectus. At June 30, 1998, options to purchase 2,557,111 shares were issued and outstanding under the 1996 Plan. See "Shares Eligible for Future Sale".

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  The Company's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"), and Bylaws, as amended and restated ("Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock. In addition, certain provisions of Delaware law may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. The anti-takeover effect of these provisions may also have an adverse effect on the public trading price of the Company's Common Stock. See "Management--Stock Plans", "Description of Capital Stock--Preferred Stock" and "--Certain Anti-Takeover, Limited Liability and Indemnification Provisions; Section 203 of the Delaware General Corporation Law".

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price is substantially higher than the book value per share of the outstanding Common Stock. As a result, investors purchasing Common Stock in this offering will incur immediate and substantial dilution. To the extent outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale".

UNCERTAINTY AS TO USE OF PROCEEDS

  The principal purposes of this offering are to increase the Company's working capital, to create a public market for the Company's Common Stock and to facilitate future access to public equity markets. The Company currently has no specific plans for the use of the net proceeds from this offering other than for general corporate purposes, including working capital and capital expenditures. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. See "Use of Proceeds" and "Certain Transactions".

                                USE OF PROCEEDS

  Based on an assumed initial public offering price of $    per share, the net
proceeds to the Company from the sale of the     shares of Common Stock to be
sold by the Company hereby will be approximately $    (approximately $    if
the Underwriters exercise their over-allotment option in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The principal purposes of this offering are to increase the Company's working capital, to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets, and to provide increased visibility and credibility to the Company. The Company presently has no specific plans for use of the net proceeds of this offering. The Company intends to use the net proceeds primarily for general corporate purposes, including working capital to fund anticipated operating losses arising in part from substantial investment in expanding the Company's sales and marketing organization, and capital expenditures. The Company may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisition of, or investment in, third parties. The Company believes that its existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated cash requirements through at least the next 12 months. There can be no assurance that the Company will not be required to raise additional financing prior to such time, that additional financing will be available when needed or that, if available, such financing will be available on terms favorable to the Company and its stockholders. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in interest-bearing, investment-grade securities. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing".

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1998, the cash position and capitalization of the Company (i) on an actual basis, and (ii) on an as
adjusted basis to give effect to the sale by the Company of the     shares of
Common Stock offered by the Company hereby at an assumed initial public
offering price of $     per share and the receipt by the Company of the
estimated net proceeds therefrom.

                                                              JUNE 30, 1998
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS,
                                                              EXCEPT SHARE
                                                                AMOUNTS)
Cash and cash equivalents................................. $ 6,583     $
                                                           =======     ====
Long-term obligations, less current portion............... $    --     $ --
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value per share; 3,200,000
   shares authorized; no shares issued or outstanding
   (actual or as adjusted)................................      --       --
  Common Stock, $.01 par value per share; 50,000,000
   shares authorized; 12,866,925 shares issued and
   outstanding (actual)(1); and    shares issued and
   outstanding (as adjusted)(1)...........................     129
  Additional paid-in capital..............................   2,072
  Deferred stock compensation.............................  (1,435)
  Retained earnings (deficit).............................  (2,314)
                                                           -------     ----
    Total stockholders' equity (deficit)..................  (1,548)
                                                           -------     ----
    Total capitalization.................................. $(1,548)    $
                                                           =======     ====

--------
(1) Excludes 2,557,111 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1998 at a weighted average exercise price per share of $3.00, and 375,964 additional shares reserved for future grant. Also excludes the right under the terms of an applications subscription arrangement to require the Company to grant an option to purchase up to 320,000 shares of Common Stock if certain events occur, including an initial public offering. As of June 30, 1998, no specified event had occurred and the option was not outstanding. See "Management-- 1996 Stock Option Plan" and Note 8 of Notes to Financial Statements.

                                   DILUTION

  At June 30, 1998, the net tangible book value of the Company was a deficit of $1,548,000, or $(0.12) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the
Company of the     shares of Common Stock offered by the Company hereby at an
assumed initial public offering price of $    per share and the receipt by the
Company of the estimated net proceeds therefrom, the pro forma net tangible
book value of the Company as of June 30, 1998 would have been $   , or $
per share of Common Stock. This represents an immediate increase in pro forma
net tangible book value of $    per share to existing stockholders and an
immediate dilution of $    per share to new investors purchasing shares of
Common Stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share....................         $
  Net tangible book value (deficit) per share as of June 30, 1998.. $(0.12)
  Increase per share attributable to new investors.................
                                                                    -------
As adjusted net tangible book value per share after this offering..
                                                                            ----
Dilution per share to new investors................................         $
                                                                            ====

  The following table sets forth, on an as adjusted basis as of June 30, 1998, with respect to existing stockholders and new investors in this offering, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per
share paid assuming the sale by the Company of the     shares of Common Stock
offered by the Company hereby at an assumed initial public offering price of $
    per share and the receipt by the Company of the estimated net proceeds therefrom:

                                                           TOTAL
                                    SHARES PURCHASED   CONSIDERATION    AVERAGE
                                   ------------------ ----------------   PRICE
                                     NUMBER   PERCENT  AMOUNT  PERCENT PER SHARE
                                   ---------- ------- -------- ------- ---------
Existing stockholders............. 12,866,925      %  $539,000      %    $0.04
New investors.....................
                                   ----------   ---   --------   ---
  Total...........................              100%             100%
                                   ==========   ===   ========   ===

  The preceding table assumes no exercise of any outstanding stock options. As of June 30, 1998, there were options outstanding to purchase a total of 2,557,111 shares of Common Stock at a weighted average exercise price of $3.00 per share and 375,964 additional shares reserved for future grant. Also excludes the right under the terms of an applications subscription agreement to require the Company to grant to a customer an option to purchase up to 320,000 shares of Common Stock if one of specified certain events occurs, including an initial public offering. As of June 30, 1998, no specified event had occurred and the option was not outstanding. To the extent outstanding options are exercised or shares reserved for future grant are issued, there will be further dilution to new investors. See "Management--1996 Stock Option Plan" and Note 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and with the Financial Statements and Notes thereto which are included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the balance sheet data at December 31, 1996 and 1997 and June 30, 1998 are derived from the audited Financial Statements included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 is derived from audited financial statements that are not included in this Prospectus. The statement of operations data for the six months ended June 30, 1997 is derived from unaudited financial statements included elsewhere in this Prospectus and, in the opinion of the Company, include all adjustments, consisting solely of normal recurring accruals, which are necessary to present fairly the data for such period and as of such date. The statement of operations data for the period from inception (July 1, 1993) to December 31, 1993 and the year ended December 31, 1994 and the balance sheet data at December 31, 1993 and 1994 are derived from audited financial statements not included in this Prospectus. Historical results are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of results to be expected for the entire year. See "Risk Factors--Significant Fluctuations in Future Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                               PERIOD FROM
                               JULY 1, 1993
                               (INCEPTION)                                    SIX MONTHS
                                 THROUGH      YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                               DECEMBER 31, ------------------------------  ----------------
                                   1993      1994    1995   1996    1997     1997     1998
                               ------------ ------  ------ ------  -------  -------  -------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Software applications and
  content....................     $   --    $  450  $3,388 $5,182  $ 8,869  $ 3,655  $ 7,113
 Service.....................         --        65     335    700    1,720      859    2,470
                                  ------    ------  ------ ------  -------  -------  -------
   Total revenues............         --       515   3,723  5,882   10,589    4,514    9,583
                                  ------    ------  ------ ------  -------  -------  -------
Cost of revenues:
 Software applications and
  content....................         50       485   1,579  1,749    2,588      989    2,130
 Service.....................         --        53     192    185      988      361    1,054
                                  ------    ------  ------ ------  -------  -------  -------
   Total cost of revenues....         50       538   1,771  1,934    3,576    1,350    3,184
                                  ------    ------  ------ ------  -------  -------  -------
Gross profit (loss)..........        (50)      (23)  1,952  3,948    7,013    3,164    6,399
Operating expenses:
 Research and development....        185       106     660  1,168    1,129      504    1,785
 Selling and marketing.......         --        72     577  2,555    4,793    2,171    4,116
 General and administrative..         --        --     116    726    1,792      565    1,296
 Amortization of deferred
  stock compensation.........         --        --      --     --       --       --      227
                                  ------    ------  ------ ------  -------  -------  -------
   Total operating expenses..        185       178   1,353  4,449    7,714    3,240    7,424
                                  ------    ------  ------ ------  -------  -------  -------
Operating income (loss)......       (235)     (201)    599   (501)    (701)     (76)  (1,025)
Interest income..............         --        --      --     --       --       --       45
                                  ------    ------  ------ ------  -------  -------  -------
Income (loss) before income
 taxes.......................       (235)     (201)    599   (501)    (701)     (76)    (980)
Income tax provision
 (benefit)...................        (80)      (68)    207   (191)     427       47       --
                                  ------    ------  ------ ------  -------  -------  -------
Net income (loss)............     $ (155)   $ (133) $  392 $ (310) $(1,128) $  (123) $  (980)
                                  ======    ======  ====== ======  =======  =======  =======
Basic and diluted net income
 (loss) per share(1).........     $(0.12)   $(0.10) $ 0.03 $(0.02) $ (0.09) $ (0.01) $ (0.08)
                                  ======    ======  ====== ======  =======  =======  =======
Weighted average shares
 outstanding(2)..............      1,280     1,280  12,800 12,800   12,800   12,800   12,803
                                  ======    ======  ====== ======  =======  =======  =======

                                       DECEMBER 31,
                             ------------------------------------  JUNE 30,
                             1993   1994    1995   1996    1997      1998
                             -----  -----  ------ ------  -------  --------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents(3)............. $  --  $  --  $   -- $   --  $ 2,207  $ 6,583
Working capital
 (deficit)(4)...............  (155)  (291)    255   (253)  (1,489)  (3,344)
Total assets................    --  1,088   1,492  3,435    4,978   15,507
Stockholders' equity
 (deficit)..................  (155)  (287)    442    132     (995)  (1,548)

-------
(1) Computed on the basis described in Note 2 of Notes to Financial
    Statements.
(2) For the period July 1, 1993 (inception) through July 17, 1994, the Company operated as a business unit of Trilogy and was incorporated on July 18, 1994. Accordingly, no Common Stock of the Company was outstanding up to the date of incorporation. For purposes of computing net income (loss) per share, the number of shares of Common Stock issued at the date of incorporation, restated for effects of subsequent stock splits, have been reflected as if outstanding from date of inception on July 1, 1993.
(3) Prior to 1997, the Company relied on Trilogy for all of its cash management requirements.
(4) Working capital (deficit) at December 31, 1996 and 1997 and June 30, 1998 includes the effect of deferred revenue of $2,162,000, $4,212,000 and $12,799,000, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  pcOrder is a leading provider of Internet-based e-commerce solutions that are designed to enable the computer industry's suppliers, resellers and end-users to buy and sell computer products online. The Company leverages Internet technologies to provide comprehensive e-commerce solutions designed to increase sales and marketing productivity, meet end-user demand for online ordering, reduce costs and shorten order fulfillment cycles for industry participants. The Company's solutions include software applications that automate product search, comparison, configuration, pricing, financing and ordering, combined with what the Company believes is the industry's largest content database consisting of detailed product, categorization, compatibility, pricing and availability information.

  The Company was established as a separate business unit within Trilogy on July 1, 1993, and was incorporated on July 18, 1994. The Company began to recognize revenue in April 1994, and has periodically released new products and enhancements to its existing products since that date. In late 1996, Ross
A. Cooley joined the Company as Chairman and Chief Executive Officer and brought significant computer industry experience and long-term relationships with computer industry participants to the Company. Since that time, the Company's e-commerce solutions for the computer industry have gained broader acceptance, and have been adopted by market leaders including Bay Networks, Inc. ("Bay Networks"), Compaq Computer Corporation ("Compaq"), CompuCom Systems, Inc. ("CompuCom"), Computer City, Inc. ("Computer City"), CMP Publications, Inc. ("CMP Publications"), GE Capital Corp. ("GE Capital"), Ingram Micro, Inc. ("Ingram Micro"), International Business Machines Corporation ("IBM"), Kingston Technology Corporation ("Kingston"), MCI Systemhouse Corp. ("MCI Systemhouse"), MicroAge Integration Company, Pinacor, Inc. ("Pinacor") and Tech Data Corporation ("Tech Data"). In addition, over 500 resellers use the Company's solution. The Company's revenues have grown from $3.7 million in 1995 to $10.6 million in 1997, and were $9.6 million in the first six months of 1998.

  The Company derives its revenues from software applications and content fees and related service fees. Software applications fees consist of subscription-based or perpetual license arrangements. Content fees are contracted for on a subscription basis. In substantially all cases, the Company's software applications and content are sold as a single solution. Content fees are charged for access, entry, updating and maintenance of computer product data. Service fees are primarily generated from integration, customization and training. Such fees are generally charged on a time and materials basis; however, the Company has in the past and may from time to time in the future provide such services on a fixed price basis. Prior to 1997, software applications fees had been derived primarily from perpetual licenses of the Company's products. In late 1996, the Company commenced a transition of its pricing model to subscription-based arrangements. Currently, the Company derives the majority of its software applications and content fees from subscription-based arrangements, but may from time to time grant perpetual licenses to accommodate individual customer needs.

  Revenue from perpetual licenses or software application arrangements ("subscriptions") is recognized when an agreement has been executed, the product has been delivered or the implementation is complete, as applicable, and no vendor obligations or customer acceptance rights remain. In the case of perpetual licenses, revenue is recognized at such time. In the case of subscriptions, revenue recognition commences at such time, and is generally recognized ratably over the life of the arrangement. Software maintenance fees relating to perpetual licenses are recognized ratably over the term of the applicable maintenance agreement. Content fees are recognized ratably over the applicable maintenance period, which generally commences upon initial content entry. See Note 2 of Notes to Financial Statements.

  Time and materials service fees are recognized as the services are performed. The Company recognizes revenue on fixed price service arrangements upon (i) the completion of specific contractual events, or (ii) based on an estimated percentage of completion as work progresses.

  The Company records cash advances and amounts billed in excess of revenue recognized as deferred revenue. The timing and amount of cash advances from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

  Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). The Company adopted SOP 97-2 and SOP 98-4 effective January 1, 1998. The Company believes its current revenue recognition policies and practices are materially consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not been issued. Once available, such implementation guidance could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenue and earnings. Such implementation guidance may necessitate significant changes in the Company's business practices in order for the Company to continue to recognize revenue in a consistent manner. Such changes may have a material adverse effect on the Company's business, operating results and financial condition.

  Pursuant to an intercompany license agreement with Trilogy, the Company is obligated to pay Trilogy royalties based on fees generated from perpetual license agreements, software maintenance and subscription-based licenses. Also, the Company has entered into certain agreements with Trilogy pursuant to which Trilogy provides certain administrative and corporate support services to the Company, including certain tax administration, payroll, payroll accounting, banking, corporate finance, recruiting and employee training services. In addition, the Company has entered into a tax allocation agreement with Trilogy. See Notes 2 and 4 of Notes to Financial Statements.

  Except for a small profit in 1995, the Company has incurred annual losses from operations from its inception in July 1993 to date, and the Company expects to continue to incur losses from operations on both a quarterly and an annual basis for the foreseeable future. The Company had an accumulated deficit of $2.3 million at June 30, 1998. Furthermore, the Company intends to invest significantly in its sales and marketing organization, programs and activities to increase sales of its products and services to its existing customers and to new customers. However, historically the Company's sales cycle has been 2 to 6 months for resellers and up to 9 to 12 months or longer for manufacturers and distributors. Consequently, even if the Company achieves increased sales of its products and services as a result of its investments in its sales force, such increases likely will not be recognized in the quarter in which such investment are made.

  Because the market for the Company's products has only recently emerged, and based on other factors described in this Prospectus, the Company believes that its quarterly and annual revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the Company's results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, that they will grow at past rates or that the Company will achieve profitability on a quarterly or annual basis in the future. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. There can be no assurance that the Company will be successful in addressing such risks and difficulties or that the Company will achieve profitability in the future.

RESULTS OF OPERATIONS

  The following table sets forth the results of operations for the Company expressed as a percentage of total revenues. The Company's historical operating results are not necessarily indicative of the results for any future period.

                                                                          SIX
                                                                        MONTHS
                                                     YEAR ENDED          ENDED
                                                    DECEMBER 31,       JUNE 30,
                                                   -----------------   -----------
                                                   1995  1996   1997   1997   1998
                                                   ----  ----   ----   ----   ----
Revenues:
 Software applications and content................  91%   88%    84%    81%    74%
 Service..........................................   9    12     16     19     26
                                                   ---   ---    ---    ---    ---
   Total revenues................................. 100   100    100    100    100
                                                   ---   ---    ---    ---    ---
Cost of revenues:
 Software applications and content................  43    30     25     22     22
 Service..........................................   5     3      9      8     11
                                                   ---   ---    ---    ---    ---
   Total cost of revenues.........................  48    33     34     30     33
                                                   ---   ---    ---    ---    ---
Gross profit......................................  52    67     66     70     67
Operating expenses:
 Research and development.........................  18    20     11     11     19
 Selling and marketing............................  15    43     45     48     43
 General and administrative.......................   3    12     17     13     14
 Amortization of deferred stock compensation......  --    --     --     --      2
                                                   ---   ---    ---    ---    ---
   Total operating expenses.......................  36    75     73     72     78
                                                   ---   ---    ---    ---    ---
Operating income (loss)...........................  16    (8)    (7)    (2)   (11)
Interest income...................................  --    --     --     --      1
                                                   ---   ---    ---    ---    ---
Income (loss) before income taxes.................  16    (8)    (7)    (2)   (10)
Income tax provision (benefit)....................   5    (3)     4      1     --
                                                   ---   ---    ---    ---    ---
Net income (loss).................................  11%   (5)%  (11)%   (3)%  (10)%
                                                   ===   ===    ===    ===    ===

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1998

 REVENUES

  Total revenues increased 112% from $4.5 million for the six months ended June 30, 1997 to $9.6 million for the six months ended June 30, 1998. The Company's top five customers for the six months ended June 30, 1997 accounted for 79% of total revenues during that period, and the Company's top five customers for the six months ended June 30, 1998 accounted for 64% of total revenues during that period.

  SOFTWARE APPLICATIONS AND CONTENT. Software applications and content revenues increased 95% from $3.7 million for the six months ended June 30, 1997 to $7.1 million for the six months ended

June 30, 1998, representing 81% and 74% of total revenues, respectively. The increase in absolute dollars was due primarily to the addition of subscription-based and perpetual license customers and increased subscription-based arrangements for additional authorized users for existing customers.

  Software applications and content revenues recognized under perpetual licenses were $437,000 and $678,000 in the six months ended June 30, 1997 and 1998, respectively, representing 10% and 7% of total revenues, respectively. The increase in absolute dollars was due primarily to a perpetual license agreement executed during the six months ended June 30, 1998. The decline in perpetual license revenue as a percentage of total revenues was principally due to the adoption of subscription-based arrangements by a majority of new customers.

  SERVICE. Service revenues increased 188% from $859,000 for the six months ended June 30, 1997 to $2.5 million for the six months ended June 30, 1998, representing 19% and 26% of total revenues, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to software integration, customization and training services associated with an increase in the number of software applications and content customers and the recognition of revenue under a fixed-fee agreement in the first quarter of 1998.

 COST OF REVENUES

  SOFTWARE APPLICATIONS AND CONTENT. Cost of software applications and content revenues consists primarily of royalties paid to Trilogy and the cost of providing software and content maintenance. Cost of software applications and content revenues increased 115% from $989,000 during the six months ended June 30, 1997 to $2.1 million during the six months ended June 30, 1998, representing 27% and 30% of software applications and content revenues, respectively. The increase in cost of software applications and content revenues in absolute dollars was due primarily to (i) the increase in headcount within the Company's content management group ("PC Labs") and the depreciation related to additional computer equipment for PC Labs purchased during 1998 and (ii) the increase in royalties paid to Trilogy on software applications as a result of increased total revenues. The increase in cost of software applications and content revenues as a percentage of software applications and content revenues was due primarily to the increased personnel and other costs associated with PC Labs providing content management services to a greater number of customers.

  SERVICE. Cost of service revenues consists primarily of the cost of in-house and contract personnel providing software integration, customization and training. Cost of service revenues increased 192% from $361,000 for the six months ended June 30, 1997 to $1.1 million for the six months ended June 30, 1998, representing 42% and 43% of service revenues, respectively. The increase in cost of service revenues in absolute dollars and as a percentage of service revenues was due primarily to the increased personnel and other costs associated with providing these services to a greater number of customers. Additionally, the increase in cost of service revenues as a percentage of total revenues for the six months ended June 30, 1998 was offset primarily by the recognition of revenue under a fixed fee arrangement for which the majority of the associated costs were expensed in the fourth quarter of 1997.

 OPERATING EXPENSES

  RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of personnel costs to support product development. Research and development expenses increased 254% from $504,000 for the six months ended June 30, 1997 to $1.8 million for the six months ended June 30, 1998, representing 11% and 19% of total revenues, respectively. These increases were due primarily to an increase in internal development personnel. The Company believes that continued investment in research and development is critical to attaining its strategic objectives and, as a result, expects research and development costs in absolute dollars to increase significantly in future periods.

  SELLING AND MARKETING. Selling and marketing expenses consist primarily of salaries and outsourced personnel costs, advertising, travel, tradeshows and public relations expenses. Selling and marketing expenses increased 90% from $2.2 million for the six months ended June 30, 1997 to $4.1 million for the six months ended June 30, 1998, representing 48% and 43% of total revenues, respectively. The increase in absolute dollars was due primarily to an increase in personnel and the Company's increased marketing campaign expenditures. The Company believes that such expenses will increase in absolute dollars and as a percentage of revenues in future periods as it expands its sales and marketing organization and activities.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel costs, recruiting and professional legal and accounting services, as well as management fees paid to Trilogy. General and administrative expenses increased 129% from $565,000 for the six months ended June 30, 1997 to $1.3 million for the six months ended June 30, 1998, representing 13% and 14% of total revenues, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to increased personnel and facility expenses necessary to support the Company's growth. The Company believes general and administrative expenses will increase in absolute dollars as the Company expands its personnel and infrastructure to support its growth and assumes the responsibilities of a public company.

  AMORTIZATION OF DEFERRED STOCK COMPENSATION. In 1998, the Company recorded total deferred stock compensation of $1.7 million in connection with stock options granted during the six months ended June 30, 1998. Such amount is being amortized over the vesting periods of the applicable options, resulting in amortization of $227,000 for the six months ended June 30, 1998. These amounts represent the difference between the exercise price of certain stock option grants and the deemed fair value of the Company's Common Stock at the time of such grants.

 INCOME TAXES

  The Company is included in the consolidated income tax return of Trilogy. The Company has also entered into a tax sharing agreement with Trilogy. Should Trilogy's ownership interest fall below 80% of the outstanding shares, the Company will no longer be included in the consolidated group or subject to the tax sharing agreement. See Note 2 of Notes to Financial Statements.

  The effective tax rate used to record the income tax provisions was 61% and 0% for the six months ended June 30, 1997 and 1998, respectively. The effective tax rate for the six months ended June 30, 1997 and 1998 is based on the estimated annual effective tax rate, including the impact of increases to the valuation allowance for deferred tax assets.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

 REVENUES

  The Company's total revenues increased 80% from $5.9 million in 1996 to $10.6 million in 1997. The Company's top five customers for 1996 accounted for approximately 89% of total revenues in 1996, and the Company's top five customers for 1997 accounted for 64% of total revenues in 1997.

  SOFTWARE APPLICATIONS AND CONTENT. Software applications and content revenues increased 71% from $5.2 million in 1996 to $8.9 million in 1997, representing 88% and 84% of total revenues, respectively. The increase in absolute dollars was due primarily to the increase in revenues from subscription-based arrangements, partially offset by the decrease in revenues from perpetual licenses, as customer demand shifted from perpetual licenses to subscription-based arrangements. Software applications and content revenues recognized under perpetual licenses were $2.0 million and

$744,000 in 1996 and 1997, respectively, representing 33% and 7% of total revenues, respectively. Revenues from subscription-based arrangements increased due primarily to additional subscription- based customers.

  SERVICE. Service revenues increased 146% from $700,000 in 1996 to $1.7 million in 1997, representing 12% and 16% of total revenues, respectively. The increase was due primarily to software integration, customization and training services associated with an increase in the number of software applications and content customers.

 COST OF REVENUES

  SOFTWARE APPLICATIONS AND CONTENT. Cost of software applications and content revenues increased from $1.7 million in 1996 to $2.6 million in 1997, representing 34% and 29% of software applications and content revenues, respectively. The decrease in cost of software applications and content revenues as a percentage of such revenues was due primarily to the decrease in revenues from perpetual licenses, as to which the Company is required to pay Trilogy higher royalty rates than on subscription-based arrangements.

  SERVICE. Cost of service revenues increased from $185,000 in 1996 to $988,000 in 1997, representing 26% and 57% of service revenues, respectively. The increase in cost of service revenues in absolute dollars was due primarily to an increase in personnel and other costs associated with providing these services to a greater number of customers. Cost of service revenues increased as a percentage of service revenues due primarily to the incurrence of costs associated with deployment of a fixed fee consulting arrangement in 1997 with the recognition of related revenues in 1998 and the Company's efforts to hire service personnel.

 OPERATING EXPENSES

  RESEARCH AND DEVELOPMENT. Research and development expenses decreased marginally from $1.2 million in 1996 to $1.1 million in 1997, representing 20% and 11% of total revenues, respectively. The decrease as a percentage of revenues was due primarily to the completion of the development of certain of the Company's products as such products became available for sale and deployment in 1997. As a result, research and development expenses in absolute dollars remained relatively flat from 1996 to 1997.

  SELLING AND MARKETING. Selling and marketing expenses increased 88% from $2.6 million in 1996 to $4.8 million in 1997, representing 43% and 45% of total revenues, respectively. The increase in absolute dollars was due primarily to increases in personnel and expenditures relating to the Company's sales and marketing organization and activities.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 147% from $726,000 in 1996 to $1.8 million in 1997, representing 12% and 17% of total revenues, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to increased personnel and facility expenses necessary to support the Company's growth.

 INCOME TAXES

  The Company is included in the consolidated income tax return of Trilogy. An income tax provision was recorded by the Company using an effective tax rate of 38% and 61% for the years ended December 31, 1996 and 1997, respectively. The increase in the effective rate for 1997 resulted from the establishment of a valuation allowance to reduce the net deferred tax assets to zero.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1996

 REVENUES

  The Company's total revenues increased 58% from $3.7 million in 1995 to $5.9 million in 1996. Three of the Company's customers accounted for approximately 99% of the Company's total revenues in 1995, and the Company's top five customers for 1996 accounted for approximately 89% of total revenues in 1996.

  SOFTWARE APPLICATIONS AND CONTENT. Software applications and content revenues increased 53% from $3.4 million in 1995 to $5.2 million in 1996, representing 91% and 88% of total revenues, respectively. The increase in absolute dollars was due primarily to the increase in revenues from perpetual licenses. Such revenues were $871,000 and $2.0 million in 1995 and 1996, respectively.

  SERVICE REVENUES. Service revenues increased from $335,000 in 1995 to $700,000 in 1996, representing 9% and 12% of total revenues, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to additional services provided to new perpetual license and subscription-based customers in connection with the deployment of the Company's applications.

 COST OF REVENUES

  SOFTWARE APPLICATIONS AND CONTENT. Cost of software applications and content revenues increased 11% from $1.6 million in 1995 to $1.7 million in 1996, representing 47% and 34% of software applications and content revenues, respectively. The decrease as a percentage of software applications and content revenues was primarily due to a fixed royalty payment of $350,000 to Trilogy in 1995.

  SERVICE. Cost of service revenues decreased 4% from $192,000 in 1995 to $185,000 in 1996, representing 57% and 26% of service revenues, respectively. The decrease was attributable primarily to significant non-billable work performed in 1995 in connection with a customer contract.

 OPERATING EXPENSES

  RESEARCH AND DEVELOPMENT. Research and development expenses increased 77% from $660,000 in 1995 to $1.2 million in 1996, representing 18% and 20% of total revenues, respectively. The increase was due primarily to costs associated with an increase in internal development personnel.

  SELLING AND MARKETING. Selling and marketing expense increased from $577,000 in 1995 to $2.6 million in 1996, representing 15% and 43% of total revenues, respectively. The increase was due primarily to increased personnel necessary to support the Company's increased sales and marketing organization and activities.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $116,000 in 1995 to $726,000 in 1996, representing 3% and 12% of total revenues, respectively. The increase in absolute dollars and as a percentage of total revenues was due primarily to increased personnel and facility expenses necessary to support the Company's growth.

 INCOME TAXES

  The Company is included in the consolidated income tax return of Trilogy. An income tax provision was recorded by the Company using an effective tax rate of 35% and 38% for the years ended December 31, 1995 and 1996, respectively.

UNAUDITED QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly statement of operations data for the six quarters ended June 30, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with the audited Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                              QUARTER ENDED
                          ----------------------------------------------------------
                          MAR. 31, JUNE 30,  SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,
                            1997     1997      1997       1997      1998      1998
                          -------- --------  ---------  --------  --------  --------
                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Software applications
  and content...........   $1,745   $1,910    $2,347     $2,867    $3,146    $3,967
 Service................      387      472       469        392     1,359     1,111
                           ------   ------    ------     ------    ------    ------
   Total revenues.......    2,132    2,382     2,816      3,259     4,505     5,078
                           ------   ------    ------     ------    ------    ------
Cost of revenues:
 Software applications
  and content...........      432      557       702        897       910     1,220
 Service................      139      223       270        356       433       621
                           ------   ------    ------     ------    ------    ------
   Total cost of
    revenues............      571      780       972      1,253     1,343     1,841
                           ------   ------    ------     ------    ------    ------
Gross profit............    1,561    1,602     1,844      2,006     3,162     3,237
Operating expenses:
 Research and
  development...........      283      221       320        305       810       975
 Selling and marketing..      988    1,183     1,270      1,352     1,736     2,380
 General and
  administrative........      261      305       404        822       636       660
 Amortization of
  deferred stock
  compensation..........      --       --        --         --        --        227
                           ------   ------    ------     ------    ------    ------
   Total operating
    expenses............    1,532    1,709     1,994      2,479     3,182     4,242
                           ------   ------    ------     ------    ------    ------
Operating income
 (loss).................       29     (107)     (150)      (473)      (20)   (1,005)
Interest income.........      --       --        --         --          7        38
                           ------   ------    ------     ------    ------    ------
Income (loss) before
 income taxes...........       29     (107)     (150)      (473)      (13)     (967)
Income tax provision
 (benefit)..............      (18)      65        93        287       --        --
                           ------   ------    ------     ------    ------    ------
Net income (loss).......   $   47   $ (172)   $ (243)    $ (760)   $  (13)   $ (967)
                           ======   ======    ======     ======    ======    ======
                                              QUARTER ENDED
                          ----------------------------------------------------------
                          MAR. 31, JUNE 30,  SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,
                            1997     1997      1997       1997      1998      1998
                          -------- --------  ---------  --------  --------  --------
AS A PERCENTAGE OF TOTAL
 REVENUES:
Revenues:
 Software applications
  and content...........       82%      80%       83%        88%       70%       78%
 Service................       18       20        17         12        30        22
                           ------   ------    ------     ------    ------    ------
   Total revenues.......      100      100       100        100       100       100
                           ------   ------    ------     ------    ------    ------
Cost of revenues:
 Software applications
  and content...........       20       24        25         27        20        24
 Service................        7        9        10         11        10        12
                           ------   ------    ------     ------    ------    ------
   Total cost of
    revenues............       27       33        35         38        30        36
                           ------   ------    ------     ------    ------    ------
Gross profit............       73       67        65         62        70        64
Operating expenses:
 Research and
  development...........       13        9        11          9        18        19
 Selling and marketing..       47       50        45         42        39        47
 General and
  administrative........       12       12        15         25        14        13
 Amortization of
  deferred stock
  compensation..........       --       --        --         --        --         5
                           ------   ------    ------     ------    ------    ------
   Total operating
    expenses............       72       71        71         76        71        84
                           ------   ------    ------     ------    ------    ------
Operating income
 (loss).................        1       (4)       (6)       (14)       (1)      (20)
Interest income.........       --       --        --         --        --         1
                           ------   ------    ------     ------    ------    ------
Income (loss) before
 income taxes...........        1       (4)       (6)       (14)       (1)      (19)
Income tax provision
 (benefit)..............       (1)       3         3          9        --        --
                           ------   ------    ------     ------    ------    ------
Net income (loss).......        2%      (7)%      (9)%      (23)%      (1)%     (19)%
                           ======   ======    ======     ======    ======    ======

  The Company's total revenues and software applications and content revenues increased quarter to quarter during each of the six quarters ended June 30, 1998 due primarily to increasing market acceptance of the Company's products, and increases in its installed base of customers. Service revenues have generally increased quarter to quarter due primarily to software integration, customization and training services associated with an increase in the number of software applications and content customers. Service revenues decreased in absolute dollars and as a percentage of total revenues in the fourth quarter of 1997 and increased significantly in absolute dollars and as a percentage of total revenues for the quarter ended March 31, 1998 due primarily to the recognition of revenues from a significant fixed fee arrangement in the quarter ended March 31, 1998 for which work began in the quarter ended December 31, 1997. Cost of applications and content revenues increased in absolute dollars quarter to quarter with the increase in software applications and content revenues. Cost of service revenues increased in absolute dollars and as a percentage of service revenues through the quarter ended September 30, 1997 due primarily to an increase in personnel and other costs associated with providing these services to a greater number of customers.

  Research and development expenses in absolute dollars and as a percentage of total revenues were relatively constant through the four quarters ended December 31, 1997. Beginning in the quarter ended March 31, 1998, research and development expenses increased significantly in both absolute dollars and as a percentage of revenues due to significant increases in research and development personnel and related costs to fund development of new products, data models and tools.

  Selling and marketing expenses increased in absolute dollars quarter to quarter during each of the six quarters ended June 30, 1998, reflecting the increase in growth of the Company's sales and marketing organizations and activities. Selling and marketing expenses decreased as a percentage of revenues in the three quarters ended March 31, 1998 because the Company's total revenues increased at a greater rate than selling and marketing expenses during such periods.

  With the exception of the quarter ended December 31, 1997, general and administrative expenses generally increased quarter to quarter in absolute dollars and remained relatively constant as a percentage of total revenues due primarily to increased personnel and facility expenses necessary to support the Company's growth. General and administrative expenses increased significantly in the quarter ended December 31, 1997 as a result of an increase in accrued management bonuses and allowance for bad debts.

FACTORS AFFECTING OPERATING RESULTS

  The Company's revenues and operating results have in the past fluctuated significantly and are expected to fluctuate significantly in the future due to a combination of factors, many of which are outside of the Company's control. In addition, the timing and amount of revenues associated with particular sales can vary significantly based upon (i) the number of products that are accessed and the number of authorized users, and (ii) whether the fees are perpetual or subscription-based. The Company has in the past recognized, and may in the future be required to recognize, a significant portion of revenue derived from license agreements with its customers in a single fiscal quarter, which can cause significant variations in quarterly revenues. Moreover, small delays in customer orders can cause significant variability in the Company's total revenues and results of operations for any particular period. As a result, the timing of significant orders and the recognition of revenue from such orders is unpredictable. Unfavorable changes in any of the above factors could materially and adversely affect the Company's revenues, gross margins and results of operations in future periods.

  As a result of the Company's limited operating history and the emerging nature of the e-commerce market in which the Company competes, there can be no assurance that the Company will be able to accurately forecast its revenues. The Company's current and future expense levels are based primarily on its operating plans and estimates of future revenues and are to a large extent fixed costs. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Significant Fluctuation in Future Operating Results". Based upon all of the foregoing, the Company believes that its quarterly and annual revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the Company's results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, that they will grow at past rates or that the Company will achieve profitability on a quarterly or annual basis in the future. Due to the foregoing as well as other factors, it is likely that the Company's operating results will be below market analysts' expectations in some future quarters, which could materially and adversely affect the market price of the Common Stock.

  Historically, the Company has received a significant portion of its revenues from a limited number of customer agreements. The Company believes that a customer's decision to purchase its products or license its technology is relatively discretionary and, especially for large-scale users, generally involves a significant commitment of capital resources. Therefore, any downturn in the economy or in the business of customers or potential customers could have a material adverse effect on the Company's revenues and quarterly results of operations. See "Risk Factors--Significant Fluctuations in Future Operating Results".

  Due to the foregoing factors, it is likely that in some future quarters the Company's operating results will fall below the expectations of securities analysts and investors, which would likely have a material adverse effect on the trading price of the Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through 1996, the Company financed its operations primarily through advances from its parent, Trilogy. Since 1997, the Company has primarily financed its operations from cash provided by operations. As of June 30, 1998, the Company had $6.6 million of cash and cash equivalents. As of June 30, 1998, the Company's principal commitments consisted of obligations outstanding under operating leases. Although the Company has no material commitments for capital expenditures, management anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

  Cash used by operations was $647,000 in 1996, and cash provided by operations was $3.1 million in 1997. Cash used in operations in 1996 resulted primarily from a net loss of $310,000 and an increase in accounts receivable of $2.2 million, largely offset by increases in deferred revenue of $1.1 million and accounts payable and accrued expenses of $618,000. Net cash provided by operations of $5.9 million for the six months ended June 30, 1998 was primarily attributable to an increase in deferred revenue of $8.6 million and an increase in payables to Trilogy of $2.2 million, largely offset by a net loss of $980,000 and an increase of $4.9 million in accounts receivable.

  Net cash used in investing activities of $359,000, $662,000, and $1.7 million for 1996 and 1997 and the six months ended June 30, 1998, respectively, was primarily related to purchases of equipment. In the six months ended June 30, 1998, the Company also had expenditures for leasehold improvements related to the move into their current facility and software and computers for additional employees.

  Cash provided by financing activities of $1.0 million in 1996 and cash used in financing activities of $254,000 in 1997 was primarily attributable to the net increase and decrease, respectively, in amounts payable to Trilogy for advances received or repaid. Cash provided by financing activities of $200,000 for the six months ended June 30, 1998, was attributable to the exercise of stock options.

  Since its inception, the Company has significantly increased its operating expenses. The Company currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of the Company's cash resources. The Company believes that its existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated cash requirements through at least the next 12 months. There can be no assurance that the Company will not be required to raise additional financing prior to such time, that additional financing will be available when needed or that, if available, such financing will be available on terms favorable to the Company and its stockholders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 2 of Notes to Financial Statements for recently adopted and recently issued accounting standards.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations, causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has been informed by Trilogy that Trilogy believes its internal computer systems and products are Year 2000 compliant, and, based on a preliminary review, the Company believes its own internal computer systems and products are Year 2000 compliant. There can be no assurance that Year 2000 errors or defects will not be discovered in the Company's current or future products. Any failure by the Company to make its products Year 2000 compliant, or of such products not to be Year 2000 compliant as a result of a failure of Trilogy's products to be Year 2000 compliant, could result in a decrease in sales of the Company's products, unanticipated expenses to address Year 2000 problems or significant liabilities resulting from losses suffered by the Company's customers due to such Year 2000 problems, any of which could have a material adverse effect in the Company's business, financial condition and results of operations. In addition, to the extent the Company's customers' systems are not Year 2000 compliant, problems in communications among industry participants could result in a delay in the Company's products achieving market acceptance. The Company also utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software, or of systems maintained by the Company's suppliers, to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products from the Company of computer product manufacturers, which could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

INDUSTRY BACKGROUND

 GROWTH OF INTERNET USAGE AND E-COMMERCE

  The Internet and Internet-related technologies are revolutionizing the way businesses and consumers communicate, share information and conduct business. As the number of Internet users and the sophistication of Internet-enabled content and development tools have increased, the Internet's functionality has expanded from a medium primarily for publishing information to enabling complex business-to-business and business-to-consumer communications and commerce. At the same time, businesses across many industries are faced with increasing competitive pressures to lower costs, decrease inventories, and improve sales and marketing productivity and time-to-market. To address these challenges, businesses are increasingly replacing paper-based transactions with e-commerce solutions that provide enhanced accuracy and secure exchange of time-sensitive business information. Forrester Research, Inc. ("Forrester") estimates that the business-to-business e-commerce market will grow from $8 billion in 1997 to $327 billion by 2002, representing a compound annual growth rate of over 100%. In addition, Forrester also believes that computer products is the largest and fastest growing segment, by revenue, in business-to-business e-commerce. Moreover, the Company believes that the computer industry is particularly well suited to the use of Internet-enabled e-commerce solutions due to: (i) the large size and fragmented nature of the industry,
(ii) the high costs of sales and distribution, (iii) the challenges in managing the volume and complexity of product, pricing, and configuration information resulting from a wide array of products, short product life cycles and increased demand for custom configured solutions, and (iv) the industry's propensity to embrace technology for automating processes.

 NEED TO ENHANCE EFFICIENCIES IN THE SALES, MARKETING AND DISTRIBUTION OF COMPUTER PRODUCTS

  According to International Data Corporation ("IDC"), the North American computer products market, including PCs, servers, workstations, related storage devices, peripherals and data communications equipment totaled $129 billion in 1997 and is expected to reach $178 billion by 2002. Furthermore, purchases of computer products often involve purchases of related software applications.

  As the market for computer products has developed, the diverse group of participants has grown both in size and complexity. These participants include
(i) over 1,000 computer hardware, software, peripheral and component vendors,
(ii) over 100,000 distribution channel participants, including distributors, resellers, systems integrators and retailers, and (iii) millions of end-users, including both corporate buyers and consumers. The computer industry supply chain consists of various sales and distribution models, including direct-to-the-end-user and indirect 2-tier and 3-tier models. Industry participants frequently employ hybrids of these models and multiple industry participants are typically involved in the sale and fulfillment of a transaction. For example, national resellers and integrators may buy directly from manufacturers or indirectly through multiple distributors. In addition, manufacturers may choose to configure and ship directly to end-users for orders placed through resellers or they may utilize their distributor and reseller channel partners to configure and fulfill orders. Direct manufacturers may contract with distributors, resellers and integrators in order to provide multi-vendor fulfillment or local service and support. As a result of these numerous interrelationships, the industry faces challenges in the timely and accurate sharing of information about customers, products, configuration, pricing, inventory and ordering.

[Graphic depicting the flow of commerce from (i) manufacturers to direct end-users, (ii) manufacturers to corporate resellers and retailers, and corporate resellers and retailers to end-users, and (iii) manufacturers to distributors, distributors to VARs, Integrators and retailers, and VARs, integrators and retailers to end-users.]

  The relative success of the direct-to-the-end-user and build-to-order models has put additional pressure on computer industry participants to improve information flows within the channel in order to improve time-to-market, reduce costs and compete more effectively. Rapid technological change has resulted in the continuing decline of component prices and shorter life cycles of computer products. Such pressures have heightened the need for industry participants to employ build-to-order and configure-to-order models in order to reduce inventories, improve the ability to gauge and meet changing customer demand and improve time-to-market by delaying the acquisition of component parts until an order is placed.

  The increasing complexity of computer product distribution and the increase in customers' demands for time-efficient ordering processes has put pressure on industry participants to increase the productivity and responsiveness of their sales forces. Additionally, the substantial pricing pressure throughout the industry has required manufacturers and distributors to reduce operating costs and improve the efficiency and effectiveness of their sales and marketing investments. The wide array of products, short product life cycles and high volume of new product introductions make it difficult for sales representatives and end-users to remain current with changing product and compatibility information. These difficulties have underscored the need for tools and a central repository of current product information in order to increase productivity and accuracy of sales representatives and enable end-users to independently select, configure and order products.

  Both business-to-business and business-to-consumer e-commerce transactions can offer better access to critical information affecting the purchase decision, including product compatibility and availability, demand/supply data and detailed end-user preferences. However, because the sale of computer products frequently involves multiple industry participants, industry-wide standardization and acceptance is required in order to provide a comprehensive e-commerce solution for the industry. Past efforts to accomplish this have been largely proprietary, point-to-point solutions and have required significant investments to develop and maintain the required IT infrastructure, including software applications, content databases and integrations into partners' systems. Additionally, many of these systems have lacked the ability to scale to meet industry requirements. It has also been difficult for these systems to achieve widespread adoption because competition amongst industry participants has made it difficult for them to reach agreement on a single standard. The Company believes that many participants seek the benefits of a robust and scalable system, but have not been able to justify the associated costs of building such a system independently.

 THE PCORDER OPPORTUNITY

  The Company believes there is a significant need for an independent, industry-wide solution for enabling the computer industry's suppliers, resellers and end-users to buy and sell computer products online. The Company leverages Internet technologies to provide a comprehensive e-commerce solution designed to increase sales and marketing productivity, meet end user demand for online ordering, reduce costs and shorten order fulfillment cycles for industry participants.

THE PCORDER SOLUTION

  pcOrder is a leading provider of Internet-based e-commerce solutions that are designed to enable the computer industry's suppliers, resellers and end-users to buy and sell computer products online. The Company's solutions are designed to increase the efficiency and effectiveness of the sales, marketing and distribution of computer products and enable members of the industry to take advantage of increasing adoption of e-commerce. The Company believes it is uniquely positioned to deliver these solutions through its: (i) ability to deliver a broad set of advanced front-office and e-commerce software applications, including configuration and pricing; (ii) position as a leading content provider of computer product and compatibility information; and, (iii) experience in delivering industry-specific functionality and integrations into business systems of computer industry participants. To date, the Company's e-commerce solutions have been adopted by industry leaders such as Bay Networks, Compaq, CompuCom, Computer City, CMP Publications, GE Capital, IBM, Ingram Micro, Kingston, MCI Systemhouse, MicroAge Integration Company, PC Wholesale, Pinacor and Tech Data.

  The Company's e-commerce solutions include software applications that are designed to increase the automation of product search, comparison, configuration, pricing, financing and ordering, and leverage the Company's content databases. The Company's content databases contain more than 600,000 active products from over 1,000 manufacturers, which the Company believes is the industry's largest aggregation of product content, including detailed product, categorization, compatibility, pricing and availability information. The Company believes that its position as an independent, industry leading provider of product information has enabled the Company to offer a more cost-effective and robust product database to industry participants than internally developed point solutions.

  The Company is a party to a technology license agreement with its parent company, Trilogy, which provides pcOrder the ability to leverage Trilogy's front-office and e-commerce software applications, including one of the industry's leading configuration and pricing engines. The Company has extended these applications to support the specific configuration and pricing rules of the computer industry in order to help industry sales representatives and end-users quickly and accurately build and order custom configured solutions across multiple vendors.

  In addition to its development of applications and content, the Company has completed integrations to the systems of leading industry suppliers for such functions as order placement, pricing and inventory queries, order status queries, financing and credit approval. These integrations can be used by pcOrder customers that wish to establish or enhance the electronic links with their business partners. Furthermore, the Company provides software integration, customization, training and web hosting services designed to ensure the successful deployment of its solutions.

  pcOrder's solutions are designed to provide its customers with the following benefits:

  MEET CUSTOMER DEMAND FOR ONLINE ORDERING. The Company believes that end-users are increasingly demanding the ability to customize and purchase computer products and services online. The Company's solutions are designed to provide its customers the ability to offer online product configuration, pricing, selection and ordering capabilities. This provides end-users with the ability to order computer products and support services from a manufacturer providing fulfillment through the channel, or from a reseller providing product through a distributor or manufacturer, all in a manner transparent to end-users.

  INCREASE EFFECTIVENESS AND REDUCE COSTS OF SALES AND MARKETING EFFORTS. The Company's offering provides customers with a robust solution that is designed to enhance the productivity and effectiveness of sales and marketing efforts. The Company believes that its solutions enable computer industry participants to increase sales force productivity by providing a centralized, comprehensive source for product data, and, in turn, enabling sales representatives to rapidly respond to customer needs with accurate and complete information regarding product, compatibility, pricing and availability. The Company's electronic configuration and ordering technology is also designed to reduce costs by producing more accurate multi-vendor product configurations and enable online ordering.

  REDUCE INVENTORY COSTS BY FACILITATING BUILD-TO-ORDER, CONFIGURE-TO-ORDER AND CHANNEL ASSEMBLY. Rapidly declining prices in the computer industry have increased the importance of time-to-market. By providing direct communication links and product data to computer industry participants, the Company believes that its solutions enhance industry efforts to increase inventory turns through the automation and coordination of configuration, pricing, selection and ordering. The Company believes that this in turn enables the Company's customers to expand their build-to-order and channel assembly efforts, decreasing the risk of product obsolescence and improving the industry's ability to meet individual end-user demand. The Company further believes that reducing order fulfillment cycles offers customers the opportunity to achieve higher average selling prices and margins by enabling the sale and delivery of commodity-based products earlier in the product life cycles.

  REDUCE COSTS, RISKS, AND TIME-TO-MARKET OF ESTABLISHING E-COMMERCE CAPABILITIES. The Company's position as an independent third-party solutions provider, combined with its industry focus and experience, has enabled it to build product functionality, content and supplier integrations that are designed to support the diverse requirements of manufacturers, distributors, resellers, retailers and other industry participants. Accordingly, the Company believes it is able to offer a more cost-effective and rapid time-to-market solution for conducting e-commerce than internally developed point solutions. To the extent the Company continues to develop and enhance its applications, content and supplier integrations, the Company believes that the incentives will increase for companies to outsource these e-commerce services to the Company.

  IMPROVE INDUSTRY COORDINATION BY INCREASING ACCURACY, AVAILABILITY AND TIMELINESS OF INFORMATION. The Company's applications and content databases are designed to enable multi-vendor search, comparison, configuration, pricing, financing, ordering and reseller selection. The Company believes that because of its status as an independent third-party provider of standardized product information and applications, industry participants are more willing to use pcOrder's applications and contribute product information to the Company's databases. To the extent more industry participants adopt pcOrder applications and content, the Company believes that its customers derive greater benefit from the increased opportunity to engage in business electronically with more participants.

STRATEGY

  The Company's objective is to be the leading e-commerce technology and content provider to the computer industry. The Company's strategy to achieve this objective includes the following key elements:

  LEVERAGE INTERNET TECHNOLOGY. pcOrder leverages Internet technology to provide communication capability and support complex transactions across a range of computer industry participants, regardless of participants' legacy computing environment. Unlike traditional proprietary solutions focusing on point-to-point solutions with narrowly defined functionality, Internet technology enables the Company to electronically link computer industry participants, including manufacturers, distributors, resellers, retailers, other industry participants and end-users, including corporate buyers and consumers, with the objective of enhancing sales and marketing efficiency and effectiveness, reducing costs, shortening the product fulfillment cycle and improving time to market.

  BROADEN ADOPTION THROUGH RELATIONSHIPS WITH COMPUTER INDUSTRY MARKET LEADERS. The Company aggressively pursues relationships with leading computer industry manufacturers, distributors, resellers, retailers and other industry participants in order to increase adoption of its solutions. To date, the Company has established relationships with Bay Networks, GE Capital, Compaq, CompuCom, Computer City, IBM, Ingram Micro, Kingston, MCI Systemhouse, MicroAge, PC Wholesale, Pinacor and Tech Data. The Company's objective is to cooperate with its customers through direct and indirect marketing initiatives to broaden adoption of the Company's solutions by resellers and end-users.

  EXTEND POSITION AS AN INDUSTRY LEADING SOURCE OF PRODUCT INFORMATION. The Company has built and maintains content databases containing more than 600,000 products from over 1,000 manufacturers. The Company adds or modifies information relating to, on average, over 20,000 products per month. The Company seeks to extend its position as an industry leading product information source by continually broadening and deepening its product data.

  LEVERAGE POSITION AS INDEPENDENT THIRD-PARTY SOLUTIONS PROVIDER. The Company plans to continue to leverage its position as an independent third-party solutions provider in order to offer broad solutions to its customers. The Company believes that its ability to offer standardized e-commerce solutions to the computer industry creates the opportunity to gain economies of scale, by leveraging the Company's investment in content, technology and functionality across a wide range of customers. The Company believes that this will enable it to offer robust solutions more cost-effectively than individual industry participants, making its e-commerce solutions increasingly attractive to industry participants. The Company further believes that its position as an independent third-party solutions provider may allow it to act as a significant aggregator of sales order transaction and market demand data for the computer industry.

  EXPAND APPLICATION FUNCTIONALITY TO INCREASE AUTOMATION OF ADDITIONAL SALES, MARKETING AND CHANNEL MANAGEMENT FUNCTIONS. The Company intends to continue to invest in the development of additional applications and services to meet the e-commerce needs of the computer industry. The Company plans to execute this strategy by working closely with its customers to understand and address their needs and by further automating the critical processes in the sales, marketing and distribution of computer products. In addition, the Company intends to enhance its products with additional functionality, such as the Company's lease financing product developed in conjunction with GE Capital. The Company believes that by leveraging the knowledge gained from its relationships with a broad range of industry participants, it is well positioned to define and add new functionality to its solutions. The Company further believes that by helping to make its customers more competitive, it will become an increasingly important part of its customers' businesses and participate in a higher percentage of its customers' commerce volume.

CUSTOMERS

  pcOrder has established a customer base of manufacturers, distributors, resellers, integrators, retailers and other industry participants. During the year ended December 31, 1997, only MicroAge represented more than 10% of total revenues. The customers set forth in the table below represent 66% of total revenues for the six months ended June 30, 1998, except for Compaq, from which the Company had not yet received revenues during such period.

                              RESELLERS, INTEGRATORS
   SUPPLIERS     DISTRIBUTORS & RETAILERS                  FINANCING COMPANIES
   ---------     ------------ ----------------------       -------------------
   Bay Networks  Ingram Micro CompuCom                     GE Capital (Vendor
   Compaq        PC Wholesale Computer City                 Financial Services)
   IBM           Pinacor      GE Capital IT Solutions
   Kingston      Tech Data    MCI Systemhouse
                              MicroAge Integration Company

  In partnership with its major customers, the Company has deployed its solutions to over 500 small and medium resellers. The following examples illustrate how certain of the Company's customers use its suite of products and services to automate and enhance their sales, marketing and inventory management capabilities.

  GE CAPITAL (VENDOR FINANCIAL SERVICES). In 1997, GE Capital (Vendor Financial Services) launched the TechBuyer service, which provides small and medium resellers with software and services to automate their sales and marketing functions. The Company was responsible for providing the entire software and content infrastructure for this undertaking. In particular, the Company supplied the resellers with desktop-based sales automation software designed to enhance the productivity of their sales representatives. In addition, resellers were provided access to the Company's multi-supplier content databases. Finally, the Company installed a leasing module into the sales automation software, offering resellers the option to have their sales financed by GE Capital (Vendor Financial Services). The Company provides ongoing software/content maintenance, as well as hosting services to TechBuyer.

  INTERNATIONAL BUSINESS MACHINES. The Company signed an agreement with IBM in the first quarter of 1998 to support configuration ("Build it Yourself"), PC product comparisons and reseller pricing online. The Company also provides reseller pricing and referrals for IBM's Personal Systems Group Web site. This functionality supports IBM's internally developed application Net.Commerce, which enables customers to shop online.

  MICROAGE. MicroAge is a Fortune 500 provider of global technology solutions. As a strategic partner of pcOrder for the past two years, MicroAge has leveraged pcOrder's technology and services with the objective of increasing internal sales force productivity and driving customer loyalty throughout its large network of Value Added Resellers. MicroAge has utilized the pcOrder platform, software and content to help accelerate the deployment of its own branded e-commerce offering, ECadvantage.

  MICROAGE INTEGRATION COMPANY. MicroAge Integration Company, a subsidiary of MicroAge, provides corporations, institutions and government agencies with ISO-9001 certified multi-supplier integration services and distributed computing solutions through a network of Global Locations spanning more than 39 countries. Today, pcOrder is used by over seven hundred MicroAge Integration sales representatives to quote pricing and availability, configure and order computing solutions.

  PINACOR. Pinacor, a wholly owned subsidiary of MicroAge, delivers technology products and services to more than 20,000 resellers, retailers, dealers and systems integrators. Using e-commerce to streamline the delivery of technology solutions and services, Pinacor supports customers worldwide from strategic distribution hubs in the United States and Latin America. pcOrder provides extensive product information that is incorporated into Pinacor's Web-based e-commerce ordering tool.

  TECH DATA. In March 1998, Tech Data adopted pcOrder configuration technology as a core component of its e-commerce offerings. Tech Data intends to leverage pcOrder's configuration expertise for the purpose of enabling its customers and internal sales representatives to quickly and easily configure custom computer systems. pcOrder's industry relationships will also support Tech Data's channel assembly strategies. Capitalizing on the heightened demand created by the industry's movement towards assemble-to-order, pcOrder and Tech Data have coordinated to introduce the first online configuration solution designed to support channel assembly initiatives of system manufacturers, beginning with IBM's Authorized Assembler Program (AAP). This arrangement is intended to enable Tech Data to gain a competitive advantage by further streamlining related processes and simplifying component selection.

PCORDER PLATFORM

  pcOrder provides an integrated platform consisting of application, content databases, industry integrations and related services that leverages Internet and Internet-related technologies. The Company's solutions are designed to meet the specific needs of each industry segment, including manufacturers, distributors, resellers, integrators, retailers, other industry participants and end-users, including corporate buyers and consumers.


[Graphic depicting the Company's platform consisting of applications, content and integrations. Applications are shown as applications Sales Desktop, Web Storefront, Customer Desktop, Commerce-Station. Subcategories of these applications are catalog, configuration, pricing, order, referral, finance and promotion. Content database is shown as integrations and reseller, distributor, manufacturer and finance company.]

  SOFTWARE APPLICATIONS. The Company offers a suite of software applications that are designed to increase the automation of sales, marketing and distribution functions. These applications are modular in nature, enabling customers to purchase and add specific functionality as needed. The Company's applications are built upon various combinations of the following core modules:

  CATALOG. The Catalog Module is designed to enable users to easily search, browse, compare, and view product datasheets from the Company's content databases. For example, users can perform searches such as "show all laptop computers with hard drives larger than 1 gigabyte."

  CONFIGURATION. The Configuration Module is designed to enable users to more efficiently configure valid systems. Users request desired features through a needs analysis interface, which then interacts with Trilogy's configuration engine to select components. This interface shields the user from technical details of the components while preventing invalid configurations.

  PRICING. The Pricing Module is designed to allow users to access customized pricing information. Utilizing Trilogy's SC Pricer engine, the Company has developed a multi-tiered, channel-specific pricing module. For example, end-user prices can be quoted as a function of the reseller's cost from the distributor, thus providing seamless, dynamic pricing through the channel.

  ORDER. The Order Module is designed to enable online ordering and order confirmation. Manufacturers, distributors and resellers can access pricing and availability information from multiple legacy systems and provide such real-time information to their potential customers. Links between the Company's offering and the customer's ordering system takes the form of EDI transactions, direct API calls to the ordering system or direct database integration.

  REFERRAL. The Referral Module is designed to enable industry participants to refer customers to resellers based on location or other characteristics. In addition, the Referral Module delivers, processes, and tracks referrals in order to connect end-users with the appropriate channel partners. This allows manufacturers to work constructively with their resellers with the obligation of ensuring that customer needs are met.

  FINANCE. The Finance Module is designed to allow users to quote lease rates, electronically submit credit applications and maintain lease data, as well as customize finance settings, select from multiple financing options and specify optional financing terms.

  PROMOTION. The Promotion Module is designed to provide the capability to deliver and manage targeted promotions across multiple tiers in the channel. The Promotion Module can be programmed to dynamically suggest alternative or add-on products at the point of sale. For example, a component vendor can coordinate with a reseller to offer the reseller's online customers pre-packaged alternatives at the point of sale, in order to maximize reseller margins and dispose of the vendor's excess inventory.

  These modules may be accessed either through the Company's packaged software applications or through customer-specific, custom developed applications.

  The Company's software applications are specifically designed to meet the needs of each industry segment, and may be integrated into customers' legacy transaction and decision-support systems, thus preserving customers' technology investments. The table below sets forth descriptions of the Company's software applications and certain of the key benefits of such products.

SOFTWARE APPLICATIONS    TARGET MARKET SEGMENT   DESCRIPTION                     BENEFITS
----------------------------------------------------------------------------------------------------
CommerceStation          Manufacturers           . Accepts customer orders on    Enables
                                                   a website and facilitates     manufacturers to
                                                   electronic transfer of        display product,
                                                   orders to the appropriate     pricing and
                                                   channel partner for           availability
                                                   fulfillment.                  information and to
                                                 . Provides reseller-specific    accept orders
                                                   pricing.                      directly from end-
                                                 . Provides channel partners     users that are
                                                   with requests for product     fulfilled through
                                                   information, referrals or     existing channel
                                                   leads.                        partners.
----------------------------------------------------------------------------------------------------
Web Storefront           Distributors,           . Accepts orders directly       Enables Web-based
                         Resellers                 from customers via a          sales, marketing
                                                   website.                      and ordering for
                                                 . Provides end-users with       distributors and
                                                   direct access to product      resellers.
                                                   catalog, configuration,
                                                   pricing and availability
                                                   information.
                                                 . Provides promotion
                                                   capability through delivery
                                                   of targeted marketing
                                                   messages.
----------------------------------------------------------------------------------------------------
Sales Desktop            Distributors,           . Sales productivity tool       Designed to help
                         Resellers,                for sales representatives.    distributors,
                         Integrators,            . Provides instant access to    resellers,
                         Retailers                 information on over 600,000   integrators and
                                                   products from over 1,000      retailers to
                                                   manufacturers.                increase sales
                                                 . Automates quote and order     force productivity
                                                   generation.                   and order accuracy.
----------------------------------------------------------------------------------------------------
Customer Desktop         Manufacturers,          . Procurement management        Designed to help
                         Resellers and             software including support    suppliers to
                         Integrators               for custom catalogs,          enhance customer
                         (indirect to end-users)   contract pricing and          loyalty by
                                                   purchase order approval       providing
                                                   routing.                      electronic link
                                                 . Creates Internet-based        between end-users'
                                                   link directly to suppliers'   procurement
                                                   Web Storefront.               processes and
                                                                                 suppliers' Web
                                                                                 Storefronts.
----------------------------------------------------------------------------------------------------
VIP Program              Manufacturers           . Provides manufacturer         Designed to help
 (VIPER)                                           information, such as          manufacturers to
                                                   product images and detailed   enhance their
                                                   product specifications to     presence at the
                                                   the Sales Desktop             point of sale by
                                                   application.                  providing timely
                                                 . Enables manufacturers to      information to end-
                                                   enter and maintain their      users and channel
                                                   own product information       partner
                                                   within the Company's          representatives.
                                                   database.
----------------------------------------------------------------------------------------------------
Channel Assembly Module  Manufacturers,          . Delivers channel assembly     Supplies
                         Distributors              product, pricing,             manufacturers and
                                                   configuration and other       distributors with
                                                   business rules to channel     timely and accurate
                                                   partners at the point of      information to help
                                                   sale.                         increase efficiency
                                                                                 and flexibility of
                                                                                 supply chain.
----------------------------------------------------------------------------------------------------
Configuration &          Distributors            . Provides validation of        Enables
 Validation                                        multi-vendor systems within   distributors and
                                                   the on-line quoting  and      resellers to
                                                   ordering systems of           provide private
                                                   distributors.                 label and custom
                                                                                 configured systems.
----------------------------------------------------------------------------------------------------

  CONTENT. The Company's industry content databases contain product information on more than 600,000 products from over 1,000 manufacturers. These databases provide the user access to current product information, including compatibility, necessary to consummate a sale. The Company receives updates and additions of product data on a regular basis from manufacturers, distributors, and resellers for an average of 20,000 new products per month, and supplements the data in three ways:

  CATEGORIZATION/CLASSIFICATION. The Company's categorization and classification processes are designed to create and populate standardized product groupings across the industry and enable convenient access to a broad array of products from multiple suppliers. For example, an end-user can specify all monitors of a certain size and pick from a list of monitors made by several manufacturers and/or available from multiple suppliers.

  DATA AND LOGIC MODELING. The Company's data and logic modeling processes are designed to enable accurate multi-vendor configuration. For example, the Company's systems specify that a particular computer accepts SDRAM but not EDO RAM, thereby helping the user to order the correct upgrade package. The Company continually develops and enhances its Computer Industry Model
  (CIM), a repository of much of the modeling and expertise that enables the Company's applications to configure multi-vendor computer systems.

  DATA SHEET CREATION. The Company creates data sheets designed to give customers detailed product data in a standardized format, thus enabling attribute-based searching and side-by-side comparisons of functionality differences between two or more products. For example, a user deciding between two otherwise identical laptop computers would be able to see that one comes with a fax modem and more RAM, but the other is lighter and smaller.

  The Company has developed a detailed process for receiving, processing, and verifying the accuracy of the content in its databases. In addition, the Company has invested in creating advanced tools to enable pcLabs, the Company's content management unit, to enter, maintain, and test component data. pcLabs develops and maintains extensive product and pricing information on over 600,000 products from over 1,000 manufacturers. The Company receives electronic updates from many of its manufacturers, distributors and reseller customers on a daily basis. After a normalization process which assigns supplier codes and a master product part number, the information is imported into the Company's databases. pcLabs places each product into the appropriate class and category, and then performs extensive secondary research for content modeling and data sheet creation. For example, a laptop requires over 90 technical specifications and allows for up to 40 marketing attributes. Throughout the content creation process, the information undergoing rigorous quality assurance testing. In order to manage data quality, the Company has implemented a comprehensive Data Quality process which involves an automated regression test and analysis of over 34,000 validation test cases. See "Risk Factors--Risks Associated with Maintaining Databases".


[Graphic depicting flow of electronic pricing information (SKU) through normalization, classification, quality assurance, regression testing to production.]

  INTEGRATIONS. The Company has completed mission-critical integrations to the systems of leading industry suppliers for such functions as order placement, pricing and inventory queries, order status queries, financing and credit approval. These integrations can be leveraged by pcOrder customers that wish to establish or enhance electronic links with their business partners. For example, a manufacturer can quote pricing and inventory available through its channel partners on its Web site, and then transfer the order to a channel partner for delivery. Alternatively, a reseller can access information about its suppliers, inventories in addition to its own, and then display the combined total to its customers through its Web Storefront.

  SERVICES. In order to provide a comprehensive platform, the Company offers a range of services to speed integration and adoption of the Company's solutions at the customer site.

   SOFTWARE INTEGRATION, CUSTOMIZATION AND TRAINING. Several of the Company's solutions, particularly higher-end installations, require a significant amount of professional services. These services may include the development of interfaces for integration with the customer's legacy systems, the customization of the Company's software to meet the specific needs and situation of the customer, or the training of the customer's employees in the operation of the software application. The Company provides all of these services through a dedicated consulting and training force. Customers typically pay for consulting and training services on a time-and-materials basis.

   WEB HOSTING. While some of the Company's customers host their Web sites internally, a substantial number of customers utilize the Company's hosting services. The Company maintains a Web hosting facility including multiple servers and connectivity through dedicated T-1 lines from its Austin location.

SALES AND MARKETING

  The Company sells and markets its software applications, content and services primarily through its sales and marketing organization.

  SALES. The Company's sales force consists of technical presale consultants, account developers, field sales representatives and telemarketers. The Company deploys sales teams consisting of both sales and technical professionals to provide customized proposals, presentations and demonstrations to potential customers. The primary decision makers in the Company's customers' organizations typically include members of such customers' management executives such as the chief executive officer, the chief financial officer, vice presidents of marketing, vice presidents of sales and chief information officers.

  MARKETING. The Company's marketing efforts are directed at establishing a market leadership position and, therefore, the Company is investing heavily in an expansion of its marketing organization and activities. Targeted at executives in the computer industry, pcOrder's marketing programs are focused on creating awareness and generating interest in the pcOrder solution. The Company engages in a variety of co-marketing activities with certain of its key customers designed to leverage and strengthen the Company's relationship with its customers. The Company is an active participant in industry conferences and expositions. It has sponsored several industry conferences in the past, and believes that exposure of this nature has contributed to the Company's visibility within the computer industry. The Company's marketing personnel engage in a variety of marketing activities, including managing and maintaining the pcOrder Web site, issuing newsletters, making direct mailings, placing advertisements, conducting public relations and establishing and maintaining close relationships with industry analysts.

CLIENT SERVICES

  The Company implements its customer support, software integration, customization and training services primarily through its client services organization. The organization's goal is to ensure successful and rapid deployment and high levels of customer satisfaction by facilitating open communications to quickly identify, analyze and solve problems. The Company's participation in the customer's implementation may include planning and requirements definition, project management, custom integration, unit and system tests and support procedures design. The Company believes that providing a high level of customer service and technical support is necessary to achieve timely product implementation. The Company provides ongoing product support services to its customers in the form of telephone, e-mail and Web-based support, documentation and software updates and error corrections. All product updates are available to customers for downloading from the Company's Web site. A team of dedicated engineers provides product, technical and product registration support from 7:00 a.m. to 7:00 p.m., Central time, on business days, from the Company's support offices. The Company also makes training available to its customers.

TECHNOLOGY

  The Company's solutions are based on open industry standards and are designed to be fully modular and extensible. The architecture is designed to allow new modules to be added to the backbone, and replaced when newer versions become available. The Company's software application and content databases are made available through both thin client (Web browser/HTML) and Win32 client-server interfaces. Both interfaces access the same application layer, which provides functionality such as configuration, pricing, product information data sheets, financing and online ordering.

  The Company's software applications have been implemented through the use of industry standard technologies, including HTTP/HTML, C++, COM/DCOM, CORBA, Windows NT and ODBC. The Company believes this implementation provides timely systems integration, ease of implementation, broad connectivity and the ability to leverage technological advancements.

  The Company has a nonexclusive, worldwide, royalty-bearing license to use, make, reproduce and prepare derivative works of certain of Trilogy's front office automation software. See "Relationship with Trilogy". The Company customizes application modules licensed to it by Trilogy for the specific needs and situations of its customers. Examples of this customization include industry-specific configuration and pricing modules. The Company creates its own application modules that specifically address the functionality needs of computer industry participants. An example of one of these modules is CommerceStation, a computer industry-specific application that allows manufacturers to accept orders directly from end-users and fulfill them through existing channel partners.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts include software application development and customization, data modeling and tools development. The Company's software application development teams are dedicated to identifying and developing software solutions to meet the unique needs of computer industry participants. This includes both the development of original software applications as well as customizing Trilogy's applications. The Company's database content research and development efforts are primarily focused on the development of data models and tools that enhance the Company's content management and maintenance capabilities.

  Research and development expenses were $1.1 million in 1997 and $1.8 million for the six months ended June 30, 1998. The Company intends to continue to make substantial investments in research and development and related activities to maintain and enhance its product lines. The Company believes that its future success will depend in large part on its ability to support current and future releases of software applications, to maintain and extend its content databases and to timely develop new products that achieve market acceptance. Any failure by the Company to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--New Products and Technological Changes; Risks Associated with Transition to New Technology Platform".

EMPLOYEES

  As of June 30, 1998, the Company had 147 full-time employees, including 37 in sales and marketing, 24 in research and development, 33 in content management, 23 in customer support, 13 in professional services and 17 in administration. In addition, the Company also employed 19 part-time and contract employees in content management and client support. All of these employees are located in the United States. The Company believes that its future success is dependent on attracting and retaining highly skilled engineering, sales and marketing, and senior management personnel. Competition for such personnel is intense, and there can be no assurance that the Company will continue to be able to attract and retain qualified employees. The Company's employees are not represented by any collective bargaining unit. The Company has never experienced a work stoppage and considers its relations with its employees to be good.

FACILITIES

  The Company's principal facility occupies an aggregate of approximately 22,000 square feet in Austin, Texas, pursuant to leases that expire in January 1999, December 1999 and March 2003, respectively, and pcOrder believes that its existing principal facility is adequate for its current requirements. The Company further believes that additional space can be obtained to meet its future growth requirements.

                           RELATIONSHIP WITH TRILOGY

  The Company was established as a separate business unit within Trilogy on July 1, 1993, and was incorporated on July 18, 1994. As of June 30, 1998, Trilogy owned 99.5% of the outstanding shares of Common Stock of the Company. Mr. Liemandt, a director of the Company, is Chairman and Chief Executive Officer and a substantial stockholder of Trilogy. Upon completion of this offering, Trilogy will beneficially own approximately % of the outstanding shares of Common Stock ( % if the Underwriters' over-allotment option is exercised in full). For as long as Trilogy continues to beneficially own more than 50% of the outstanding shares of the Company's Common Stock, Trilogy will be able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities of the Company, and the payment of dividends with respect to the Common Stock. Similarly, Trilogy will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent a change in control of the Company and could take other actions that might be favorable to Trilogy. See "Risk Factors-- Control By and Relationship with Trilogy".

  Trilogy has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following this offering. However, Trilogy is not subject to any contractual obligation to retain its controlling interest, except that Trilogy has agreed not to sell or otherwise
dispose of any shares of Common Stock of the Company for a period of   days
after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. See "Underwriting". As a result, there can be no assurance concerning the period of time during which Trilogy will maintain its beneficial ownership of Common Stock owned by it following this offering. Any disposition by Trilogy of any of the shares of Common Stock it owns following this offering may be effected in one or more transactions, including a public offering, a distribution by Trilogy of such Common Stock to its stockholders, an offer by Trilogy to exchange such Common Stock for outstanding Trilogy common stock, or other transaction. Beneficial ownership of at least 80% of the total voting power of the Company and 80% of each class of nonvoting capital stock of the Company is required in order for Trilogy to be able to effect a tax free spin off of the shares of Common Stock or certain other tax free transactions. See "Risk Factors--Risks Associated with Dependence on Trilogy; Limited Independent Operating History; Potential Conflicts of Interest" and "Risk Factors--Possible Future Sales of Common Stock by Trilogy".

  In June 1996, the Company and Trilogy entered into certain agreements for the purpose of clarifying the ongoing relationship with between the two companies. Because these agreements were entered into at a time when the Company was a wholly-owned subsidiary of Trilogy, they may not be the result of arms'-length negotiations between the parties. Pursuant to the terms of an Asset Transfer Agreement, Trilogy transferred the assets and liabilities comprising Trilogy's pc.Order.com division to the Company in exchange for 900 shares of the Company's Common Stock (which shares were subsequently split in September 1996 into 11,520,000 shares of the Company's Common Stock) (the "Transferred Shares"). Pursuant to the Asset Transfer Agreement, the Company also granted Trilogy certain piggyback and demand registration rights, which rights Trilogy may transfer to any transferee of the Transferred Shares, subject to certain limitations. See "Description of Capital Stock-- Registration Rights". These registration rights have been specifically waived by Trilogy in connection with this offering.

  The Technology, Services and License Agreement, the Master Services Agreement and the Tax Allocation Agreement described below, have each been filed as exhibits to the Registration Statement of which this Prospectus forms a part and such summaries are qualified in their entirety by this reference to the full text of such agreements. Because the Company was greater than a 95% subsidiary of Trilogy at the time these agreements were entered into, they may not be the result of arms'-length negotiations between the parties.

 TECHNOLOGY, SERVICES AND LICENSE AGREEMENT

  In September 1998, the Company and Trilogy entered into a Technology, Services and License Agreement (the "Technology Agreement"), which amended and superseded a Master Software License Agreement and a Reseller Agreement previously entered into by the parties, pursuant to which Trilogy has licensed certain intellectual property rights to the Company, and the Company has agreed to license certain intellectual property rights to Trilogy. Each party has granted the other a nonexclusive, irrevocable, perpetual, worldwide, license to internally use, make, reproduce and/or prepare derivative works of certain of its intellectual property (as applicable, the "Trilogy Intellectual Property" or the "pcOrder Intellectual Property"), or to sublicense any third party to do so, subject to certain confidentiality and other restrictions. Trilogy also granted the Company a nonexclusive, irrevocable, perpetual, worldwide right and license under the Trilogy Intellectual Property to make, use, reproduce, prepare derivative works based upon, license, offer to license, import, export, publish, distribute, perform, display, advertise, market, promote, service and or support those of pcOrder's products that are network based e-commerce products for enabling sales, purchasing, marketing or distribution within the computer products market ("Computer E-Commerce Products"), and to sublicense any third party to do so, subject to the payment of royalties as described below. Notwithstanding the foregoing, to the extent that any of the Trilogy Intellectual Property (including Trilogy products based on such intellectual property) is not of a same, similar, replacement or equivalent general type as Trilogy Intellectual Property available prior to a Trigger Event, as defined below, pcOrder will not have rights to such Trilogy Intellectual Property. The Company also granted Trilogy a nonexclusive, irrevocable, perpetual, worldwide right and license to use pcOrder Intellectual Property to make, use reproduce, prepare derivative works based upon, license, export, publish, distribute, perform, display, advertise, market, promote, service and support Trilogy Products (as defined in the Technology Agreement) and to sublicense any third party to do so, subject to the payment of royalties described below. However, following a change in control of Trilogy or such time as Trilogy is no longer required by generally accepted accounting principles to be consolidated with pcOrder for financial reporting purposes (in either case, a "Trigger Event"), Trilogy shall not until the later of September 1, 2008 or the expiration of five years following such Trigger Event, have any license to the pcOrder Intellectual Property with respect to any Computer E-Commerce Product that utilizes pcOrder's product content or certain tools developed by pcOrder. Pursuant to the Technology Agreement, neither party is restricted from entering into or having similar agreements with third parties or doing any activity relating to competitive products and services (involving none of the other party's information or intellectual property). The Technology Agreement further provides that Trilogy and the Company shall jointly own all inventions, works of authorship and other intellectual property created, invented or discovered by at least one employee and/or contractor of the Company in conjunction with at least one employee and/or contractor of Trilogy. The Company and Trilogy are each obligated to pay to the other monthly royalties based on a percentage of license fees derived from sales of products that incorporate and/or data maintenance services related to the other party's technology; of software maintenance fees other than data maintenance services in connection with products that incorporate the other party's technology; and of on-line subscription service fees from products that incorporate the other party's technology. The Technology Agreement provides that each party will defend, indemnify and hold harmless the other party for any claim against such other party by any third party to the extent based on an actual or alleged: (i) failure by a party to perform its obligations under the Technology Agreement;
(ii) breach of any one or more of a party's representations or warranties;
(iii) failure by a party to comply with government laws and regulations;
(iv) intentional or grossly negligent acts or omissions on the part of a party, and (v) to the extent a party delivers Material (as defined in the Technology Agreement) to the other party, (1) failure by the delivering party to either own or have sufficient rights to deliver Material to the other party, (2) failure by a party to either own or have sufficient rights to grant to the other party the license it has granted under the Technology Agreement, (3) infringement (or violation) by such delivered Material of a third party's intellectual property rights, or (4) failure to be Year 2000 compliant. Such indemnification obligations are subject to the condition that the indemnified party:
(a) promptly provides notice of any claim to the indemnifying party; (b) allows the indemnifying party to control the defense of the claim and settlement negotiations; and (c) fully cooperates with the indemnifying party in such defense and settlement negotiations. The Technology Agreement provides that upon either party's request, the parties shall negotiate in good faith regarding the terms and conditions upon which either party will perform consulting services reasonably requested by the other party; provided, however, that such obligation shall expire on the later of seven years following the Trigger Event or September 1, 2010.

 MANAGEMENT SERVICES AGREEMENT

  The Company and Trilogy entered into a Management Services Agreement, effective as of July 1, 1998, which amended and superseded a Services Agreement previously entered into by the parties, pursuant to which Trilogy will provide certain administrative and corporate support services to the Company. Trilogy has agreed to provide to the Company certain services ("Mandatory Services") including tax administration, payroll, payroll accounting, banking, corporate finance, recruiting and employee training services to the Company. In addition, Trilogy has agreed to provide the Company certain additional services ("Optional Services"), including hardware purchasing, shipping and receiving, purchase order database administration, network administration, audit services, human resources administration, legal services and customer training. The provision of Mandatory Services may not be unilaterally terminated by either party during the effectiveness of the Management Services Agreement. The provision of Optional Services may be terminated by either party upon 90 days notice. The Management Services Agreement provides that Trilogy will use the same level of care in rendering services to the Company that Trilogy uses in rendering services to itself or any of its other subsidiaries, which will be at least equal to the care, that Trilogy has used in the past in rendering such services to the Company. However, the selection of personnel to perform the various services will be within the sole control of Trilogy. Specifically, Trilogy may, without the consent or approval of the Company, subcontract any service to be provided under the Management Services Agreement. The Management Services Agreement terminates on June 30, 1999, and thereafter is subject to successive one-year renewal terms upon consent of the parties. The Management Services Agreement may be terminated: (i) by either party within 30 days of an uncured material breach by the other party; (ii) by either party upon the liquidation or dissolution of the other party; (iii) by Trilogy immediately upon notice to the Company if the Company fails to pay the amount due to Trilogy under such agreement by the tenth day after notice of nonpayment is given; or (iv) within 30 days of the date at which Trilogy ceases to own a majority of the Company's Common Stock.

 TAX ALLOCATION AGREEMENT

  The Company is currently, and after the offering will be, included in Trilogy's consolidated federal income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of Trilogy. The Company and Trilogy have entered into a Tax Allocation Agreement pursuant to which the Company and Trilogy will make payments between them such that, with respect to any period, the amount of taxes to be paid or received by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Trilogy arising from an auditor otherwise) rather than a consolidated subsidiary of Trilogy with respect to federal, state and local income taxes. Under the terms of the Tax Allocation Agreement, the Company, in computing its stand alone tax liability or tax refund, will be able to utilize certain tax items, such as net operating losses, foreign tax credits and other tax credits (collectively, "Tax Attributes"). In addition, with respect to Tax Attributes of the

Company that come into existence after the execution of the Tax Allocation Agreement, and under the terms of the Tax Allocation Agreement, Trilogy will be required to make any payment to the Company as such Tax Attributes of the Company are utilized by the Trilogy consolidated federal income tax group. Pursuant to the Tax Allocation Agreement, Trilogy's obligation to make any payment to the Company relating to the Company's Tax Attributes will apply only to tax periods during which the Company (or its affiliated subsidiaries) is a member of Trilogy consolidated federal income tax group.

  Trilogy will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income, franchise and similar liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. In addition, Trilogy has agreed to undertake to provide the aforementioned services with respect to the Company's separate state and local returns and the Company's foreign returns.

  In general, the Company will be included in Trilogy's consolidated group for federal income tax purposes for so long as Trilogy beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Allocation Agreement allocates tax liabilities between the Company and Trilogy, during the period in which the Company is included in Trilogy's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Trilogy's consolidated group. Pursuant to the Tax Allocation Agreement, however, Trilogy is obligated to indemnify the Company for any tax liabilities, including any liability resulting from a distribution of the Company's stock to Trilogy's stockholders provided that it has paid its allocated share of such liabilities to Trilogy.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning the executive officers and directors of the Company as of September 1, 1998.

              NAME               AGE                 POSITION(S)
              ----               ---                 -----------
Ross A. Cooley..................  57 Chairman and Chief Executive Officer
Christina C. Jones..............  28 President and Chief Operating Officer
James J. Luttenbacher...........  43 Vice President, Chief Financial Officer and
                                     Secretary
Joseph A. Liemandt (1)..........  30 Director
Peter J. Barris (1)(2)..........  46 Director
Linwood A. Lacy, Jr. (1)(2).....  52 Director
Robert W. Stearns...............  47 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Each director holds office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board"). There are no family relationships among the directors or executive officers of the Company.

  ROSS A. COOLEY has been Chairman and Chief Executive Officer of the Company since November 1996. From 1984 to 1996, Mr. Cooley was employed by Compaq, most recently as Senior Vice President and General Manager responsible for all North American business and operations. Mr. Cooley is a member of the RosettaNet Board of Directors, the computer industry's e-commerce standards effort, and a member of its Executive Committee. During his 18-year career at IBM, Mr. Cooley completed the Harvard Business Senior Executive Program.
Mr. Cooley holds an A.A.S. from Broome Community College.

  CHRISTINA C. JONES founded the Company and has been its President and Chief Operating Officer since June 1996. In 1989, Ms. Jones co-founded Trilogy. Prior to founding the Company, Ms. Jones was Director of Marketing of Trilogy. Ms. Jones holds a B.A. in Economics from Stanford University.

  JAMES J. LUTTENBACHER has been the Company's Vice President and Chief Financial Officer since March 1998. In August 1998, Mr. Luttenbacher was appointed Secretary of the Company. From 1992 to 1998, Mr. Luttenbacher was employed at Mentor Graphics Corporation, most recently as division manager for a software product division focused on integrated circuit test and physical verification applications. Mr. Luttenbacher holds a B.A. in Accounting from the University of Michigan and a Masters of Management in finance and operations from Kellogg Graduate School of Management at Northwestern University.

  JOSEPH A. LIEMANDT has been a director of the Company since its inception. From July 1994 to June 1996, Mr. Liemandt was President of the Company.
Mr. Liemandt founded Trilogy in 1989. Since that time, Mr. Liemandt has served as the President, Chief Executive Officer and Chairman of Trilogy.

  PETER J. BARRIS has been a director of the Company since June 17, 1998. Since 1992, Mr. Barris has been a partner, and, in 1994, was appointed a General Partner of New Enterprise Associates, a firm that manages venture capital investments. Mr. Barris is also a member of the Board of Directors of Mobius Management Systems, Inc. Mr. Barris holds a B.S.E.E. from Northwestern University and an M.B.A. from the Amos Tuck School at Dartmouth College.

  LINWOOD A. LACY, JR. has been a director of the Company since August 1998. In November 1997, Mr. Lacy retired from Micro Warehouse Incorporated where he had served as President and Chief Executive Officer since October 1996. From 1989 to May 1996, Mr. Lacy served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries, Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and Chief Executive Officer of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc. and Earthlink Network, Inc. Mr. Lacy holds a B.S.ChE from the University of Virginia and an M.B.A. in Business from the Darden Graduate School of Business Administration at the University of Virginia.

  ROBERT W. STEARNS has been a director of the Company since September 1998. Mr. Stearns is currently a venture capitalist and management consultant. From January 1996 to August 1998 Mr. Stearns served as the Senior Vice President, Technology and Corporate Development of Compaq. He joined Compaq as Vice President of Corporate Development in July 1993. Prior to his arrival at Compaq, he was employed as a management consultant with McKinsey & Co., focusing on high technology clients. Mr. Stearns serves as a director of the Houston Advanced Research Center and the Cynthia Woods Mitchell Pavilion. In November 1996 Mr. Stearns was appointed to the Texas Science and Technology Council and in March 1998 he became a fellow of the Aspen Institute and a member of the Brookings Council of the Brookings Institute. Mr. Stearns holds a B.S. in Chemistry from Brown University and a Master of Science from the Massachusetts Institute of Technology.

BOARD COMPOSITION

  The Company currently has authorized five directors. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES

  In August 1998, the Board established the Audit Committee and Compensation Committee. The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of the Company, including, among other things, the Company's control functions, the results and scope of the annual audit and other services provided by the Company's independent accountants, and the Company's compliance with legal matters that have a significant impact on the Company's financial condition. The Audit Committee also consults with the Company's management and the Company's independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent accountants. The current members of the Audit Committee are Messrs. Liemandt, Barris and Lacy.

  The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding the Company's compensation policies and all forms of compensation to be provided to executive officers and directors of the Company, including, among other things, annual salaries and bonuses and stock option and other incentive compensation arrangements of the Company. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all other employees of the Company. The current members of the Compensation Committee are Messrs. Barris and Lacy.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

  The Company does not currently compensate its outside directors for attending Board of Directors or committee meetings, but reimburses directors for their reasonable travel expenses incurred in connection with attending such meetings. On November 1, 1996, the Company granted to Mr. Liemandt an option to purchase 100 shares of the Company's Common Stock at an exercise price of $3.00 per share. Upon joining the Board of Directors, Messrs. Lacy, Barris and Stearns received options to acquire 30,000 shares, 10,000 shares and 15,000 shares of Common Stock, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Board of Directors has served at any time as an officer or employee of the Company. Prior to the establishment of the Compensation Committee, all decisions relating to executive compensation were made by the Board of Directors. For a description of the transactions between the Company and members of the Compensation Committee and entities affiliated with such members. See "Certain Transactions." No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and certain other executive officers of the Company (collectively, the "Named Executive Officers") whose salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                                      ANNUAL
                                                                   COMPENSATION
                                                                   ------------
  NAME AND PRINCIPAL POSITION                                         SALARY
  ---------------------------                                      ------------
Ross A. Cooley....................................................   $     1
 Chairman and Chief Executive Officer
Christina C. Jones................................................   100,908(1)
 President and Chief Operating Officer

--------
(1) Includes $908 of reimbursement for excess amounts paid toward the Company's standard employee medical benefit plan.

               AGGREGATE OPTION EXERCISED YEAR-END OPTION VALUES

  The following table provides certain summary information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                                      AT DECEMBER 31, 1997(#)   AT DECEMBER 31, 1997($)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
 NAME                    ON EXERCISE(#)  REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ----                    --------------- ----------- ----------- ------------- ----------- -------------
Ross A. Cooley..........       --            --        425,000      450,000        --           --
Christina C. Jones......       --            --        284,400      365,700        --           --

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Ross A. Cooley, the Company's Chairman and Chief Executive Officer, Christine C. Jones, the Company's President and Chief Operating Officer, and James J. Luttenbacher, the Company's Vice President, Chief Financial Officer and Secretary. Each of these agreements has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the following summaries are qualified in their entirety by this reference to the full text of such agreements.

  COOLEY EMPLOYMENT AGREEMENT. The Company and Ross A. Cooley are parties to an employment agreement dated November 1, 1996 and an amendment effective November 1, 1997 (the "Cooley Agreement"), which provides for an employment period of four years at an annual salary of not less than $1.00. In addition, Mr. Cooley is eligible to participate in the Company's management incentive compensation plan as may be in effect from time to time. Mr. Cooley, in his capacity as the Company's Chairman of the Board and Chief Executive Officer, currently performs various executive and leadership functions, including development of the Company's strategic and operational plans, strategic planning, executive management of new customer and new account relationship activities and recruitment of senior management personnel. Pursuant to the Cooley Agreement, Mr. Cooley has been granted a stock option of 875,000 shares of the Company's Common Stock at an exercise price of $3.00 per share, of which 425,000 shares became exercisable at the time the Cooley Agreement was entered into and an additional 100,000 of such shares shall become exercisable upon each of November 1, 1998, November 1, 1999 and November 1, 2000. The remaining 150,000 shares under such stock option grant shall become exercisable upon November 1, 2003, provided, however, that in the event the Company shall have made a public offering of its securities prior to November 1, 1998, then 50,000 shares shall become exercisable on each of November 1, 1999 and November 1, 2000, provided in each case that the Cooley Agreement is in effect on such date. Under the terms of the Company's 1996 Stock Option Plan, in the event of a Change of Control (as defined in such Plan), all unvested shares under such option become immediately exercisable. The Cooley Agreement may be terminated by the Company or Mr. Cooley at any time. If the Cooley Agreement is terminated by the Company for Cause (as defined therein) or by Mr. Cooley for reasons other than as a result of a Change in Control (as defined therein) of the Company, no further rights to compensation or benefits shall accrue to Mr. Cooley. If the Cooley Agreement is terminated by the Company without Cause or by Mr. Cooley as a result of a Change of Control of the Company, Mr. Cooley shall not be entitled to any additional compensation under the terms of the Cooley Agreement, but shall have such rights relating to the exercise of then unexercised stock options as are provided in his Stock Option Agreement. During his employment by the Company and for a period of two years following the Company's termination of his employment, Mr. Cooley shall not (i) solicit any customers of the Company,
(ii) induce or attempt to induce any Customer or withdraw, curtail or cancel its business with the Company or in any manner modify or fail to enter into any actual or potential business relationship with the Company, (iii) recruit or solicit any employee or vendor of the Company to cease his, her or its relationship with the Company or (iv) permit his name to be used by or engage in any business competing with the business of the Company.

  JONES EMPLOYMENT AGREEMENT. The Company and Christina C. Jones are parties to an employment agreement dated November 1, 1996 (the "Jones Agreement"), which provides for an employment period of four years at an annual salary of not less than $100,000. In addition, Ms. Jones is eligible to participate in any management incentive compensation plan which the Company may have from time to time. Pursuant to the Jones Agreement, Ms. Jones has been granted a stock option to purchase up to 650,000 shares of the Company's Common Stock at an exercise price of $3.00 per share (the "Option"). As a condition to the grant of the Option, Ms. Jones entered into a Option Cancellation Agreement with Trilogy which terminated a Stock Option Agreement dated February 10, 1994 between Trilogy and Ms. Jones pursuant to which Ms. Jones had been granted a stock option to purchase shares of Trilogy Class B Common Stock at an exercise price of $1.50 per share. Under the terms of the Company's 1996 Stock Option Plan, in the event of a Change of Control (as defined in such Plan), all unvested shares under the Option become immediately exercisable. The Jones Agreement may be terminated by the Company at any time and by Ms. Jones for Good Reason (as defined therein). The definition of Good Reason includes, among other things, a Change of Control (as defined therein) of the Company. If the Jones Agreement is terminated by the Company for Cause (as defined therein), no further rights to compensation or benefits shall accrue to Ms. Jones. If the Jones Agreement is terminated by the Company without Cause or by Ms. Jones for Good Reason, including upon a Change of Control, Ms. Jones shall continue to receive employee benefits and monthly payments equal to one-twelfth of her then-current annual salary for a period of twelve months following the effective date of such termination. During her employment by the Company and for a period of two years following the Company's termination of her employment, Ms. Jones shall not (i) solicit any customers of the Company, (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with the Company or in any manner modify or fail to enter into any actual or potential business relationship with the Company, (iii) recruit or solicit any employee or vendor of the Company or Trilogy to cease his, her or its relationship with the Company or with Trilogy or (iv) permit her name to be used by or engage in any business competing with the business of the Company.

  LUTTENBACHER EMPLOYMENT AGREEMENT. The Company and James J. Luttenbacher are parties to an employment agreement dated February 12, 1998 (the "Luttenbacher Agreement"), which provides for an employment period of four years at an annual salary of not less than $175,000. In addition, Mr. Luttenbacher is eligible to participate in any management incentive compensation plan which the Company may have from time to time for an amount up to 50% of his then-current annual salary. Mr. Luttenbacher received a bonus of $5,000 upon commencement of his employment with the Company. Pursuant to the Luttenbacher Agreement, Mr. Luttenbacher has been granted a stock option to purchase up to 150,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. Under the terms of the Company's 1996 Stock Option Plan, in the event of a Change of Control (as defined in such Plan), all unvested shares under such option become immediately exercisable. The Luttenbacher Agreement may be terminated by the Company or Mr. Luttenbacher at any time. If the Luttenbacher Agreement is terminated by the Company for Cause (as defined therein) or by Mr. Luttenbacher for reasons other than as a result of a Change in Control (as defined therein) of the Company, no further rights to compensation or benefits shall accrue to Mr. Luttenbacher. If the Luttenbacher Agreement is terminated by the Company without Cause or by Mr. Luttenbacher as a result of a Change in Control (as defined therein) of the Company, Mr. Luttenbacher shall continue to receive employee benefits and monthly payments equal to one-twelfth of his then-current annual salary for a period of six months following the effective date of such termination. During his employment by the Company and for a period of two years following the Company's termination of his employment, Mr. Luttenbacher shall not (i) solicit any customers of the Company, (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with the Company or in any manner modify or fail to enter into any actual or potential business relationship with the Company, (iii) recruit or solicit any employee or vendor of the Company to cease his, her or its relationship with the Company or (iv) permit his name to be used by or engage in any business competing with the business of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the Company or to its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases as provided in
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers, and may indemnify its officers, employees and other agents, to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party. The Company's Bylaws also permit the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer or employee or other agent of the Company. Such indemnified party shall repay such advances if it is ultimately determined that such party is not entitled to indemnification.

  The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer, against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company also maintains directors' and officers' liability insurance.

  At present the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Board of Directors and stockholders in September 1996. The 1996 Plan provides for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. A total of 3,000,000 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of June 30, 1998, 66,925 shares of Common Stock had been issued upon exercise of options granted under the 1996 Plan, 2,557,111 shares remained reserved for future issuance upon the exercise of outstanding options, and 375,964 shares remained available for future grant.

  The Board of Directors or a committee designated by the Board has the power, subject to the limitations contained in the 1996 Plan, to prescribe the terms and conditions of any option granted under the 1996 Plan, including the total number of share to be offered to each optionee. The maximum term of any stock option granted under the 1996 Plan is ten years, except that with respect to incentive stock options granted to a person possessing more than 10% of the combined voting power of the Company (a "10% Stockholder"), the term of such stock options shall be for no more than five years. The exercise price of incentive stock options granted under the 1996 Plan must be at least 100% of the fair market value of the Common Stock on the grant date except that the exercise price of incentive stock options granted to a 10% Stockholder must be at least 110% of such fair market value on the date of grant. The aggregate fair market value on the date of grant of the Common Stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Nonqualified stock options may be granted in exchange for previously granted stock options having an exercise price higher than the options received in such exchange. In the event of a Change of Control (as defined in the 1996 Plan), all of the options granted under the 1996 Plan shall become immediately exercisable. The Board may amend the 1996 Plan at any time, except that certain amendments require stockholder approval. The 1996 Plan will terminate in September 2006, unless earlier terminated by the Board of Directors.

AGREEMENT REGARDING GRANT OF OPTIONS

  Pursuant to an agreement (the "GE Agreement") between the Company and General Electric Capital Information Technology Solutions ("GE Capital"), GE Capital has the right (the "Right") to require the Company to grant GE Capital an option to purchase up to 320,000 shares of restricted Common Stock of the Company. The Right is triggered upon the happening of certain events, including an initial public offering by the Company of its Common Stock. In the event GE Capital exercises such Right, the GE Option will expire at 11:59 pm on the first date of such public offering. If GE Capital is granted and exercises the GE Option, the shares of Common Stock issued pursuant to the exercise of the GE Option will be restricted stock and will not be subject to any registration rights.

                             CERTAIN TRANSACTIONS

AGREEMENTS WITH EXECUTIVE OFFICERS

  The Company has entered into employment agreements with Mr. Cooley, Ms. Jones and Mr. Luttenbacher. See "Management--Employment Agreements".

AGREEMENTS BETWEEN THE COMPANY AND TRILOGY

 TECHNOLOGY, SERVICES AND LICENSE AGREEMENT

  In September 1998, the Company and Trilogy entered into a Technology, Services and License Agreement (the "Technology Agreement"), which amended and superseded a Master Software License Agreement and a Reseller Agreement previously entered into by the parties, pursuant to which Trilogy has licensed certain intellectual property rights to the Company, and the Company has agreed to license certain intellectual property rights to Trilogy. Each party has granted the other a nonexclusive, irrevocable, perpetual, worldwide, license to internally use, make, reproduce and/or prepare derivative works of certain of its intellectual property (as applicable, the "Trilogy Intellectual Property" or the "pcOrder Intellectual Property"), or to sublicense any third party to do so, subject to certain confidentiality and other restrictions. Trilogy also granted the Company a nonexclusive, irrevocable, perpetual, worldwide right and license under the Trilogy Intellectual Property to make, use, reproduce, prepare derivative works based upon, license, offer to license, import, export, publish, distribute, perform, display, advertise, market, promote, service and or support those of pcOrder's products that are network based e-commerce products for enabling sales, purchasing, marketing or distribution within the computer products market ("Computer E-Commerce Products"), and to sublicense any third party to do so, subject to the payment of royalties as described below. Notwithstanding the foregoing, to the extent that any of the Trilogy Intellectual Property (including Trilogy products based on such intellectual property) is not of a same, similar, replacement or equivalent general type as Trilogy Intellectual Property available prior to a Trigger Event, as defined below, pcOrder will not have rights to such Trilogy Intellectual Property. The Company also granted Trilogy a nonexclusive, irrevocable, perpetual, worldwide right and license to use pcOrder Intellectual Property to make, use reproduce, prepare derivative works based upon, license, export, publish, distribute, perform, display, advertise, market, promote, service and support Trilogy Products (as defined in the Technology Agreement) and to sublicense any third party to do so, subject to the payment of royalties described below. However, following a change in control of Trilogy or such time as Trilogy is no longer required by generally accepted accounting principles to be consolidated with pcOrder for financial reporting purposes (in either case, a "Trigger Event"), Trilogy shall not until the later of September 1, 2008 or the expiration of five years following such Trigger Event, have any license to the pcOrder Intellectual Property with respect to any Computer E-Commerce Product that utilizes pcOrder's product content or certain tools developed by pcOrder. Pursuant to the Technology Agreement, neither party is restricted from entering into or having similar agreements with third parties or doing any activity relating to competitive products and services involving none of the other party's information or intellectual property. The Technology Agreement further provides that Trilogy and the Company shall jointly own all inventions, works of authorship and other intellectual property created, invented or discovered by at least one employee and/or contractor of the Company in conjunction with at least one employee and/or contractor of Trilogy. The Company and Trilogy are each obligated to pay to the other monthly royalties based on a percentage of license fees derived from sales of products that incorporate and/or data maintenance services related to the other party's technology; of software maintenance fees other than data maintenance services in connection with products that incorporate the other party's technology; and of on-line subscription service fees from products that incorporate the other party's technology. The Technology Agreement provides that each party will defend, indemnify and hold harmless the other party for any claim against such other party by any third party to the extent based on an actual or alleged: (i) failure by a party to perform its obligations under the Technology Agreement;
(ii) breach of any one or more of a party's representations or warranties;
(iii) failure by a party to comply with government laws and regulations;
(iv) intentional or grossly negligent acts or omissions on the part of a party, and (v) to the extent a party delivers Material (as defined in the Technology Agreement) to the other party, (1) failure by the delivering party to either own or have sufficient rights to deliver Material to the other party, (2) failure by a party to either own or have sufficient rights to grant to the other party the license it has granted under the Technology Agreement, (3) infringement (or violation) by such delivered Material of a third party's intellectual property rights, or (4) failure to be Year 2000 compliant. Such indemnification obligations are subject to the condition that the indemnified party: (a) promptly provides notice of any claim to the indemnifying party; (b) allows the indemnifying party to control the defense of the claim and settlement negotiations; and (c) fully cooperates with the indemnifying party in such defense and settlement negotiations. The Technology Agreement provides that upon either party's request, the parties shall negotiate in good faith regarding the terms and conditions upon which either party will perform consulting services reasonably requested by the other party; provided, however, that such obligation shall expire on the later of seven years following the Trigger Event or September 1, 2010.

 MANAGEMENT SERVICES AGREEMENT

  The Company and Trilogy entered into a Management Services Agreement, effective as of July 1, 1998, which amended and superseded a Services Agreement previously entered into by the parties, pursuant to which Trilogy will provide certain administrative and corporate support services to the Company. Trilogy has agreed to provide to the Company certain services ("Mandatory Services") including tax administration, payroll, payroll accounting, banking, corporate finance, recruiting and employee training services to the Company. In addition, Trilogy has agreed to provide the Company certain additional services ("Optional Services"), including hardware purchasing, shipping and receiving, purchase order database administration, network administration, audit services, human resources administration, legal services and customer training. The provision of Mandatory Services may not be unilaterally terminated by either party during the effectiveness of the Management Services Agreement. The provision of Optional Services may be terminated by either party upon 90 days notice. The Management Services Agreement provides that Trilogy will use the same level of care in rendering services to the Company that Trilogy uses in rendering services to itself or any of its other subsidiaries, which will be at least equal to the care, that Trilogy has used in the past in rendering such services to the Company. However, the selection of personnel to perform the various services will be within the sole control of Trilogy. Specifically, Trilogy may, without the consent or approval of the Company, subcontract any service to be provided under the Management Services Agreement. The Management Services Agreement terminates on June 30, 1999, and thereafter is subject to successive one-year renewal terms upon consent of the parties. The Management Services Agreement may be terminated: (i) by either party within 30 days of an uncured material breach by the other party; (ii) by either party upon the liquidation or dissolution of the other party; (iii) by Trilogy immediately upon notice to the Company if the Company fails to pay the amount due to Trilogy under such agreement by the tenth day after notice of nonpayment is given; or (iv) within 30 days of the date at which Trilogy ceases to own a majority of the Company's Common Stock.

 TAX ALLOCATION AGREEMENT

  The Company is currently, and after the offering will be, included in Trilogy's consolidated federal income tax group, and the Company's federal income tax liability will be included in the consolidated federal income tax liability of Trilogy. The Company and Trilogy have entered into a Tax Allocation Agreement pursuant to which the Company and Trilogy will make payments between them such that, with respect to any period, the amount of taxes to be paid or received by the Company, subject to certain adjustments, will be determined as though the Company were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Trilogy arising from an auditor otherwise) rather than a consolidated subsidiary of Trilogy with respect to federal, state and local income taxes. Under the terms of the Tax Allocation Agreement, the Company, in computing its stand alone tax liability or tax refund, will be able to utilize certain tax items, such as net operating losses, foreign tax credits and other tax credits (collectively, "Tax Attributes"). In addition, with respect to Tax Attributes of the

Company that come into existence after the execution of the Tax Allocation Agreement, and under the terms of the Tax Allocation Agreement, Trilogy will be required to make any payment to the Company as such Tax Attributes of the Company are utilized by the Trilogy consolidated federal income tax group. Pursuant to the Tax Allocation Agreement, Trilogy's obligation to make any payment to the Company relating to the Company's Tax Attributes will apply only to tax periods during which the Company (or its affiliated subsidiaries) is a member of Trilogy consolidated federal income tax group.

  Trilogy will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the income, franchise and similar liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. In addition, Trilogy has agreed to undertake to provide the aforementioned services with respect to the Company's separate state and local returns and the Company's foreign returns.

  In general, the Company will be included in Trilogy's consolidated group for federal income tax purposes for so long as Trilogy beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Allocation Agreement allocates tax liabilities between the Company and Trilogy, during the period in which the Company is included in Trilogy's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Trilogy's consolidated group. Pursuant to the Tax Allocation Agreement, however, Trilogy is obligated to indemnify the Company for any tax liabilities, including any liability resulting from a distribution of the Company's stock to Trilogy's stockholders provided that it has paid its allocated share of such liabilities to Trilogy.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Common Stock as of June 30, 1998, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's Named Officers and directors, and (iii) all current officers and directors as a group.

                                                PERCENTAGE OF SHARES
                                                BENEFICIALLY OWNED(1)
                                                ---------------------
5% BENEFICIAL OWNERS,
DIRECTORS
& NAMED EXECUTIVE           NUMBER OF SHARES      BEFORE         AFTER
OFFICERS                  BENEFICIALLY OWNED(1)  OFFERING       OFFERING
---------------------     --------------------- -----------    ----------
Trilogy Software, Inc. .       12,800,000                99.5%
  6034 West Courtyard
   Drive
  Austin, TX 78730
Joseph A. Liemandt(2)...       12,800,050                99.5
  6034 West Courtyard
   Drive
  Austin, TX 78730
Ross A. Cooley(3).......          425,000                 3.2
Christina C. Jones(4)...          406,300                 3.1
James J. Luttenbacher...           25,000                   *
Peter J. Barris.........              --                    *
Linwood A. Lacy, Jr.....              --                    *
Robert W. Stearns.......              --                    *
All Directors and
 Officers as a Group
 (7 persons)(5).........       13,656,350                99.7%

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding. Percentage of beneficial ownership is based upon 12,866,925 shares of Common Stock outstanding prior to this offering and shares of Common Stock outstanding after this offering, as of June 30, 1998 and assuming no exercise of the Underwriters' overallotment option or the GE Option. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.
(2) Includes 50 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1998. In addition, includes 12,800,000 shares held by Trilogy Software, Inc., of which Mr. Liemandt is President and Chief Executive Officer. Mr. Liemandt disclaims beneficial ownership of Trilogy Software, Inc.'s shares.
(3) Includes 425,000 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1998.
(4) Includes 406,300 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1998.
(5) Includes (i) 831,350 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1998 and (ii) 12,800,000 shares owned by Trilogy (see footnote 2).

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 3,200,000 shares of Preferred Stock, par value $0.01 per share. Upon consummation of this offering, no
shares of Preferred Stock and     shares of Common Stock (    shares if the
Underwriters' overallotment option is exercised in full) will be outstanding. The following summary is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of June 30, 1998, there were 12,866,925 shares of Common Stock outstanding, 12,800,000 of which were held by Trilogy and the remaining 66,925 shares were held by 13 individuals. The holders of Common Stock are entitled to one vote per share on a non-cumulative basis on all matters to be voted upon by the stockholders. The holders of Common Stock are entitled to receive ratably such noncumulative dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of Preferred Stock or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS;
SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combinations to include (i) any merger or consolidation involving the corporation or any majority-owned subsidiary of the corporation and any other person or entity, (ii) subject to certain exceptions, any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any majority-owned subsidiary of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation. In general,
Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more or the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIMITATION OF DIRECTOR LIABILITY

  The Certificate of Incorporation of the Company limits the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION ARRANGEMENTS

  The Bylaws of the Company provide that the directors and officers of the Company shall be indemnified and provide for the advancement to any such indemnified director or officer of expenses in connection with actual or threatened proceedings and claims arising out of their status as director or officer of the Company as such to the fullest extent permitted by the Delaware General Corporation Law. Prior to consummation of this offering, the Company will enter into indemnification agreements with each of its directors and officers that will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is    . The Transfer
Agent's address is     and telephone number is    .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have     of Common Stock
outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options under the Company's Option Plans). Of
such shares, the     shares sold in this offering will be freely transferable
without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. As of the date of this Prospectus, 12,914,239 "restricted shares" as defined in Rule 144 will be outstanding. Of such shares, and without consideration of the contractual restrictions described below, no shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, and without consideration of the contractual restrictions described below, no shares would be eligible for sale in reliance upon Rule 144 and 89,239 shares would be eligible for sale in reliance upon Rule 701. In addition, options to purchase approximately 179,402 shares will be vested and exercisable and eligible for sale in Reliance upon Rule 701.

  In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including that person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 0 shares immediately after the offering) or
(ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144, and (ii) by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

  The officers, directors and Trilogy have agreed not to sell any of their shares of Common Stock for 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. As a result of these contractual restrictions and subject to the provisions of Rules 144(k), 144 and 701, as applicable, 12,914,239 shares subject to restriction will be eligible for sale 180 days after the date of this Prospectus. See "Underwriting".

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting".

  The Company intends to file a registration statement under the Securities Act covering approximately 3,378,686 shares of Common Stock reserved for issuance under the Option Plan. See "Management--1996 Stock Option Plan". Such registration statement is expected to be filed within 90 days after the date of this Prospectus and will automatically become effective upon filing. Following such filing, shares registered under such registration statement will, subject to the Lock-Up Agreements, Rule 144 volume limitations applicable to Affiliates and the lapsing of the Company's repurchase rights, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this Prospectus. At June 30, 1998, options to purchase 2,557,111 shares were issued and outstanding under the 1996 Plan. See "Risk Factors--Shares Eligible for Future Sale".

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California.

                                    EXPERTS

  The financial statements of the Company at December 31, 1996 and 1997 and June 30, 1998, and for each of the three years in the period ended December 31, 1997 and the six months ended June 30, 1998, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' Equity (Deficit)................................ F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of pcOrder.com, Inc.

  We have audited the accompanying balance sheets of pcOrder.com, Inc. (the Company), a subsidiary of Trilogy Software, Inc. and its predecessor entities including Trilogy Development Group, Inc., as of December 31, 1996 and 1997 and June 30, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997 and the six months ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of pcOrder.com, Inc. at December 31, 1996 and 1997 and June 30, 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and the six months ended June 30, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Austin, Texas
August 11, 1998,
 except for Note 10, as to which the
 date is September 4, 1998

                               PCORDER.COM, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31,
                                                       --------------  JUNE 30,
                                                        1996    1997     1998
                                                       ------  ------  --------
                        ASSETS
Current assets:
 Cash and cash equivalents............................ $   --  $2,207  $ 6,583
 Accounts receivable, net of allowance of $113 in
  1996, $281 in 1997 and $412 in 1998.................  2,449   2,277    7,128
 Deferred tax assets..................................    597      --       --
 Other current assets.................................      4      --       --
                                                       ------  ------  -------
   Total current assets...............................  3,050   4,484   13,711
Property and equipment, net...........................    291     494    1,796
Deferred tax assets...................................     94      --       --
                                                       ------  ------  -------
   Total assets....................................... $3,435  $4,978  $15,507
                                                       ======  ======  =======
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable..................................... $  226  $  178  $   263
 Accrued expenses.....................................    392     541      755
 Accrued payroll and related liabilities..............    268     610      622
 Payable to parent....................................    255     432    2,616
 Deferred revenue.....................................  2,162   4,212   12,799
                                                       ------  ------  -------
   Total current liabilities..........................  3,303   5,973   17,055
Commitments and contingencies
Stockholders' equity (deficit):
 Preferred Stock, $.01 par value; 3,200 shares
  authorized; no shares issued or outstanding.........     --      --       --
 Common Stock, $.01 par value; 50,000 shares
  authorized; issued and outstanding, 12,800 in 1996,
  12,800 in 1997 and 12,867 in 1998...................    128     128      129
 Additional paid-in capital...........................    210     211    2,072
 Deferred stock compensation..........................     --      --   (1,435)
 Retained earnings (deficit)..........................   (206) (1,334)  (2,314)
                                                       ------  ------  -------
   Total stockholders' equity (deficit)...............    132    (995)  (1,548)
                                                       ------  ------  -------
   Total liabilities and stockholders' equity
    (deficit)......................................... $3,435  $4,978  $15,507
                                                       ======  ======  =======

                            See accompanying notes.

                               PCORDER.COM, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                 -------------------------  -------------------
                                  1995    1996      1997       1997      1998
                                 ------- -------  --------  ----------- -------
                                                            (UNAUDITED)
Revenues:
  Software applications and
   content.....................  $ 3,388 $ 5,182  $  8,869    $ 3,655   $ 7,113
  Service......................      335     700     1,720        859     2,470
                                 ------- -------  --------    -------   -------
    Total revenues.............    3,723   5,882    10,589      4,514     9,583
                                 ------- -------  --------    -------   -------
Costs of revenues:
  Software applications and
   content.....................    1,579   1,749     2,588        989     2,130
  Service......................      192     185       988        361     1,054
                                 ------- -------  --------    -------   -------
    Total cost of revenues.....    1,771   1,934     3,576      1,350     3,184
                                 ------- -------  --------    -------   -------
  Gross profit.................    1,952   3,948     7,013      3,164     6,399
Operating expenses:
  Research and development.....      660   1,168     1,129        504     1,785
  Selling and marketing........      577   2,555     4,793      2,171     4,116
  General and administrative...      116     726     1,792        565     1,296
  Amortization of deferred
   stock compensation..........       --      --        --         --       227
                                 ------- -------  --------    -------   -------
    Total operating expenses...    1,353   4,449     7,714      3,240     7,424
                                 ------- -------  --------    -------   -------
Operating income (loss)........      599    (501)     (701)       (76)   (1,025)
Interest income................       --      --        --         --        45
                                 ------- -------  --------    -------   -------
Income (loss) before income
 taxes.........................      599    (501)     (701)       (76)     (980)
Income tax provision (benefit).      207    (191)      427         47        --
                                 ------- -------  --------    -------   -------
Net income (loss)..............  $   392 $  (310) $ (1,128)   $  (123)  $  (980)
                                 ======= =======  ========    =======   =======
Basic and diluted net income
 (loss) per share..............  $  0.03 $ (0.02) $  (0.09)   $ (0.01)  $ (0.08)
                                 ======= =======  ========    =======   =======
Weighted average shares
 outstanding...................   12,800  12,800    12,800     12,800    12,803
                                 ======= =======  ========    =======   =======


                            See accompanying notes.

                               PCORDER.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                          COMMON STOCK  ADDITIONAL   DEFERRED   RETAINED
                          -------------  PAID-IN      STOCK     EARNINGS
                          SHARES AMOUNT  CAPITAL   COMPENSATION (DEFICIT)  TOTAL
                          ------ ------ ---------- ------------ --------- -------
BALANCE AT DECEMBER 31,
 1994...................   1,280  $  1    $   --     $    --     $  (288) $  (287)
Effect of asset transfer
 agreement..............  11,520   127       210          --          --      337
Net income..............      --    --        --          --         392      392
                          ------  ----    ------     -------     -------  -------
BALANCE AT DECEMBER 31,
 1995...................  12,800   128       210          --         104      442
Net loss................      --    --        --          --        (310)    (310)
                          ------  ----    ------     -------     -------  -------
BALANCE AT DECEMBER 31,
 1996...................  12,800   128       210          --        (206)     132
Exercise of stock
 options................      --    --         1          --          --        1
Net loss................      --    --        --          --      (1,128)  (1,128)
                          ------  ----    ------     -------     -------  -------
BALANCE AT DECEMBER 31,
 1997...................  12,800   128       211          --      (1,334)    (995)
Exercise of stock
 options................      67     1       199          --          --      200
Deferred stock
 compensation related to
 stock options..........      --    --     1,662      (1,662)         --       --
Amortization of deferred
 stock compensation.....      --    --        --         227          --      227
Net loss................      --    --        --          --        (980)    (980)
                          ------  ----    ------     -------     -------  -------
BALANCE AT JUNE 30,
 1998...................  12,867  $129    $2,072     $(1,435)    $(2,314) $(1,548)
                          ======  ====    ======     =======     =======  =======


                            See accompanying notes.

                               PCORDER.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         JUNE 30,
                                -------------------------  -------------------
                                 1995     1996     1997       1997      1998
                                -------  -------  -------  ----------- -------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).............  $   392  $  (310) $(1,128)    $(123)   $  (980)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Depreciation................      124      346      459       176        385
  Amortization of deferred
   stock compensation.........       --       --       --        --        227
  Changes in operating assets
   and liabilities:
   Accounts receivable........      828   (2,194)     172       (99)    (4,851)
   Other current assets.......       --       (4)       4         1         --
   Deferred tax assets........     (207)    (483)     691      (116)        --
   Accounts payable...........       --      226      (48)      115         85
   Accrued expenses...........       --      392      149        57        214
   Accrued payroll and related
    liabilities...............       --      268      342       (59)        12
   Payable to parent..........       --       --      432       291      2,184
   Deferred revenue...........       (2)   1,112    2,050       621      8,587
                                -------  -------  -------     -----    -------
Net cash provided by (used in)
 operating activities.........    1,135     (647)   3,123       864      5,863
INVESTING ACTIVITIES
Purchase of property and
 equipment....................       --     (359)    (662)     (376)    (1,687)
                                -------  -------  -------     -----    -------
Net cash used in investing
 activities...................       --     (359)    (662)     (376)    (1,687)
FINANCING ACTIVITIES
Change in payable to parent...   (1,135)   1,006     (255)      (28)        --
Proceeds from exercise of
 stock options................       --       --        1        --        200
                                -------  -------  -------     -----    -------
Net cash provided by (used in)
 financing activities.........   (1,135)   1,006     (254)      (28)       200
                                -------  -------  -------     -----    -------
Increase in cash and cash
 equivalents..................       --       --    2,207       460      4,376
Cash and cash equivalents at
 beginning of period..........       --       --       --        --      2,207
                                -------  -------  -------     -----    -------
Cash and cash equivalents at
 end of period................  $    --  $    --  $ 2,207     $ 460    $ 6,583
                                =======  =======  =======     =====    =======

                            See accompanying notes.

                               PCORDER.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

1. BUSINESS

  pcOrder.com, Inc., (the "Company") is a substantially wholly-owned subsidiary of Trilogy Software, Inc. and its predecessor entities including Trilogy Development Group, Inc. ("parent" or "Trilogy"). The Company commenced operations as a separate business unit within Trilogy on July 1, 1993 and was incorporated as a separate entity on July 18, 1994. The Company provides electronic commerce technology and tailored solutions to the manufacturers, distributors and resellers of computer products primarily in the U.S. The Company's products include software applications and support for those applications. The software applications consist of an integrated application suite that includes cataloging, quoting, pricing, availability, and product configuration. Content for these applications in the form of detailed product databases containing configuration, pricing, availability and specifications are also provided and updated by the Company. Customers can choose to have the Company host the software applications or install them at their site. In addition, the Company provides consulting services to help customers build and integrate electronic commerce capabilities to meet their specified needs.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 INTERIM FINANCIAL STATEMENTS

  The financial information for the six months ended June 30, 1997 is unaudited but includes all adjustments, consisting only of normal, recurring adjustments which the Company considers necessary to present fairly the Company's results of operations. Results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

 REVENUE RECOGNITION

  The Company has adopted Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2") and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2 ("SOP 98-4") as of January 1, 1998. SOP 97-2 and 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1. The adoption of SOP 97-2 and 98-4 did not have a material impact on the Company's financial results.

  Software applications revenue consists of subscription based or perpetual licensing fees under arrangements which provide customers with the right to use the respective product(s) and software maintenance fees. The Company generally sells the right to use its products under subscription based license arrangements which provide the customer with unlimited access to any new versions or releases and technical support at no additional charge over the term of the arrangement. Revenue for subscription based arrangements is recognized ratably over the term of the agreement and recognition commences when persuasive evidence of an agreement exists, delivery and implementation of the product has occurred, the fee is fixed or determinable and collectibility is probable. The Company may also sell the right to use its products under a perpetual license arrangement. Revenue from perpetual licenses is recognized when persuasive evidence of an arrangement exists, delivery and implementation of the product has occurred, the fee is fixed or determinable, and collectibility is probable. Revenue recognized from perpetual license arrangements represented 23%, 33%, 7% and 7% of total revenues in 1995, 1996, 1997 and 1998, respectively. The Company also sells software

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

maintenance which provides technical support and the right to unspecified upgrades on an if-and-when available basis. Revenue from software maintenance arrangements is recognized ratably over the term of the agreement and commences once deployment of the product has occurred.

  Content revenues consist of fees charged for content access, entry, updates and maintenance (collectively, "content maintenance"). Content maintenance provides the customer with constantly updated information within the catalog database, especially information that is specific to the customer's product offerings. Content fees are recognized ratably over the term of the arrangement generally commencing upon initial content entry.

  Service fees consist of integration, customization and training and are generally recognized as the services are performed, upon completion of specific contractual events or based on an estimated percentage of completion as work progresses. Services generally occur at the inception of a subscription or license arrangement to provide installation, integration, and/or customization to deploy the software products as well as training of customer personnel.

  Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

 PRODUCT DEVELOPMENT AND DATABASE MAINTENANCE COST

  The Company's policy is to capitalize eligible computer software costs upon achievement of technological feasibility, which the Company has defined as completion of a working model, subject to net realizable value considerations. As of June 30, 1998, no significant costs have met this criteria and, accordingly, the Company has charged all software development costs to expense as incurred in the accompanying statements of operations.

  Research and development expenses are expensed as incurred.

  Costs to maintain the Company's proprietary database are expensed as incurred and are included as a cost of software applications and content revenues.

 NET INCOME (LOSS) PER SHARE

  The Company follows the provisions of Statement of Financial Accounting Standards No.128, Earnings Per Share ("SFAS 128"). Basic net income (loss) per share is computed by dividing net income (loss) available to Common Stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated using the weighted average number of outstanding shares of Common Stock plus Dilutive Common Stock equivalents. For the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997, there was no impact from common stock equivalents under the treasury stock method. For the six months ended June 30, 1998, 671,000 common equivalent shares are excluded from the diluted calculation as they are anti-dilutive. Accordingly, basic and diluted net income (loss) per share are the same for all periods presented.

  In February 1998, the SEC issued Staff Accounting Bulletin No. 98 ("SAB 98") which requires issuances of common stock, options and warrants for nominal consideration in periods preceding an initial public offering to be included in the calculations of earnings per share as if they were outstanding for all periods presented. To date, the Company has had no issuances of common stock, options or warrants for nominal consideration.

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)


 COMPREHENSIVE INCOME

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, which will be required to be adopted by the Company in the year ended December 31, 1998. The Company adopted SFAS 130 in the six months ended June 30, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there were no significant differences between net income (loss) and comprehensive income for all periods presented.

 CASH AND CASH EQUIVALENTS

  Cash equivalents consist primarily of cash deposits and money market investments with original maturities of ninety days or less when purchased.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of 18 months to 5 years.

 SEGMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 is effective for the year ended December 31, 1998. The Company expects that implementation of this standard will not have a material effect on its financial disclosures.

 INCOME TAXES

  The Company's operations are included in consolidated income tax returns filed by Trilogy. The Company has entered into a tax allocation agreement with Trilogy covering the period of time the Company has been and continues to be included in Trilogy's consolidated tax returns. The income tax provision (benefit) in the accompanying financial statements has been computed as follows:

  In the case of an income tax provision, the Company recognizes the amount of expense as if the Company had filed separate income tax returns with the liability shown as a payable to Trilogy.

  In the case of an income tax benefit, the Company recognizes the amount of benefit the consolidated group obtained through utilization of net operating losses and/or other tax attributes.

  The liability method is used for accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

 FINANCIAL PRESENTATION

  Certain prior year amounts have been reclassified to conform to the 1998 presentation.

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)


3. CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

  Cash and accounts receivable potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to a number of customers geographically dispersed throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company generally requires certain up-front payments from customers, and customers can be denied access to the product in the event of non-payment.

  The following table summarizes the changes in the allowance for doubtful accounts for 1995, 1996, 1997, and 1998 (in thousands):

   Balance at January 1, 1995............................................. $  0
     Additions charged to costs and expenses..............................   40
     Write-off of uncollectible accounts..................................    0
                                                                           ----
   Balance at December 31, 1995...........................................   40
     Additions charged to costs and expenses..............................  165
     Write-off of uncollectible accounts..................................  (92)
                                                                           ----
   Balance at December 31, 1996...........................................  113
     Additions charged to costs and expenses..............................  315
     Write-off of uncollectible accounts.................................. (147)
                                                                           ----
   Balance at December 31, 1997...........................................  281
     Additions charged to costs and expenses..............................  174
     Write-off of uncollectible accounts..................................  (43)
                                                                           ----
   Balance at June 30, 1998............................................... $412
                                                                           ====

  Sales to individual customers constituting 10% or more of total revenues for each period end were as follows (in thousands):

                                                YEAR ENDED     SIX MONTHS ENDED
                                               DECEMBER 31,        JUNE 30,
                                            ------------------ -----------------
                                             1995  1996  1997     1997     1998
                                            ------ ----- ----- ----------- -----
                                                               (UNAUDITED)
   Customer No. 1.......................... $2,209 $ 958 $  --    $  --    $  --
   Customer No. 2..........................  1,305   935    --       --       --
   Customer No. 3..........................     -- 1,397 4,070    2,197    2,085
   Customer No. 4..........................     -- 1,588    --       --       --
   Customer No. 5..........................     --    --    --       --    1,265
   Customer No. 6..........................     --    --    --       --    1,156

4. RELATED PARTY TRANSACTIONS

  In 1994, the Company entered into a master license agreement with Trilogy to use, modify, embed, translate, market, reproduce, sublicense, distribute, and prepare derivatives of Trilogy's product portfolio. The Company is also a nonexclusive authorized reseller of Trilogy's product portfolio. In consideration for such rights, the Company paid Trilogy a one-time fee of $500,000 ($350,000 in

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

1995 and $150,000 in years prior). Under this agreement, the Company committed to pay royalties annually to Trilogy as follows:

  . 30% of the license fees derived from sales of the Company's product during 1994 and 1995.

  . 20% of the license fees derived from sales of the Company's product in 1996 and subsequent years.

  . 9% of software maintenance fees from the Company's product and related products.

  . 6% of subscription fees from the Company's product and related products.

  Such royalties amounted to approximately $390,000, $312,000, $583,000 and $430,000 in the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively and are included in cost of software applications and content revenues.

  The Company operates under a services agreement with Trilogy whereby Trilogy provides certain services on behalf of the Company as follows:

  . Management services in the form of on-going support in business operations.

  . Financial services support in the form of insurance and risk management, tax reporting assistance and payroll processing.

  . Human resources support in the form of advice and assistance with respect to compensation, employee benefits and other employee matters.

  . Certain administrative services.

  The above services agreement may be modified as deemed necessary, upon mutual consent between Trilogy and the Company.

  Prior to 1998, the Company subleased its office space from Trilogy in accordance with a facility agreement.

  In consideration of receipt of the above services and facilities, the Company must reimburse Trilogy for its pro rata share of the total cost of such services and facilities based upon its pro rata share of total full-time equivalent employees and its pro rata share of total space occupied, respectively. The Company was charged by Trilogy for such services and facilities approximately $293,000, $455,000, $443,000 and $168,000 in the
years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively.

  See also Notes 2 and 6.

5. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         ------------  JUNE 30,
                                                         1996   1997     1998
                                                         ----  ------  --------
   Furniture and fixtures............................... $ --  $   --  $   271
   Equipment............................................  713   1,375    2,483
   Software.............................................   --      --       98
   Leasehold improvements...............................   --      --      210
                                                         ----  ------  -------
                                                          713   1,375    3,062
   Accumulated depreciation............................. (422)   (881)  (1,266)
                                                         ----  ------  -------
   Net property and equipment........................... $291  $  494  $ 1,796
                                                         ====  ======  =======

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)


6. INCOME TAXES

  Significant components of the provision for income tax expense (benefit) attributable to continuing operations are as follows (in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1995   1996   1997
                                                            -----  -----  -----
   Current:
     Federal............................................... $ 414  $ 269  $(239)
     State.................................................    --     23    (25)
                                                            -----  -----  -----
                                                            $ 414    292   (264)
   Deferred:
     Federal...............................................  (207)  (427)   627
     State.................................................    --    (56)    64
                                                            -----  -----  -----
                                                             (207)  (483)   691
                                                            -----  -----  -----
                                                            $ 207  $(191) $ 427
                                                            =====  =====  =====

  For the six months ended June 30, 1998, no provision was made for income taxes based on the Company's estimated annual effective tax rate including the impact of increases to the valuation allowance for deferred tax assets.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                      DECEMBER
                                                                        31,
                                                                     ----------
                                                                     1996 1997
                                                                     ---- -----
   Deferred tax assets:
     Deferred revenue............................................... $493 $ 257
     Accrued wages and other........................................   62   128
     Depreciation and related amounts...............................   94    98
     Bad debt and other non-deductible allowances...................   42   201
                                                                     ---- -----
   Total deferred tax assets........................................  691   684
   Valuation allowance for deferred tax assets......................   --  (684)
                                                                     ---- -----
   Net deferred taxes............................................... $691 $  --
                                                                     ==== =====

  A valuation allowance of $684,000 has been provided to offset the deferred tax assets at December 31, 1997 due to uncertainties regarding the future realization of the deferred tax assets. For 1998, it is expected that a full valuation allowance will be required for any additional deferred tax assets arising during the year due to uncertainties regarding the future realization of the deferred tax assets.

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)


  The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                           1995  1996    1997
                                                           ----  -----   -----
   Tax at U.S. statutory rate............................. 34.0% (34.0)% (35.0)%
   State taxes--net of federal benefit....................   --   (2.8)   (3.0)
   Non-deductible expenses and other......................  0.5    2.4     5.6
   Change in valuation allowance..........................   --     --    97.7
   Other..................................................   --   (3.7)   (4.3)
                                                           ----  -----   -----
                                                           34.5% (38.1)%  61.0 %
                                                           ====  =====   =====

  For the six months ended June 30, 1998, income tax attributable to continuing operations computed at the U.S. federal statutory tax rate of 35% is offset by the effect of the change in valuation allowance.

  The exercise of certain stock options which have been granted under the Company's stock option plan give rise to compensation which is includable in the taxable income of the applicable option holder and deductible by the Company for federal and state income tax purposes. This amount will be credited to additional paid-in capital, if and when the Company realizes the associated tax benefits of the exercised options.

7. EMPLOYEE BENEFIT PLAN

  Trilogy sponsors a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code. The Plan is available to all full-time employees of the Company on the first day of the month following employment. The Plan is funded through employee contributions. The Company's only expenses relating to the Plan are administrative costs, which are not significant.

8. STOCKHOLDERS' EQUITY

 ASSET TRANSFER AGREEMENT

  Effective June 1, 1996, the Company entered into an asset transfer agreement with Trilogy whereby the Company received title to certain property and equipment in consideration for the issuance of 11,520,000 shares of the Company's Common Stock to Trilogy. In connection with the agreement, Trilogy effectively forgave all amounts owed by the Company to Trilogy for the purchase of such property and equipment, resulting in contributed capital of approximately $337,000. The effect of this transaction has been reflected as of December 31, 1995.

 STOCK SPLIT

  Effective September 5, 1996, the Board of Directors approved the authorization of 50,000,000 shares of Common Stock with a par value of $.01 per share and 3,200,000 shares of Preferred Stock with a par value of $.01 per share. The Board also approved a 12,800-for-1 stock split of Common Stock resulting in a total of 12,800,000 shares outstanding. All references in the financial statements which relate to the number of shares of Common Stock have been restated to reflect the above stock split.

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)


 STOCK OPTION PLAN

  The Company's stock option plan provides for the grant for up to 3,000,000 shares of Common Stock of incentive and nonqualified options to employees. The exercise price of each currently outstanding option is the fair value of a share of the Company's Common Stock on the date of grant. The stock options vest over various terms, generally with 0% to 25% exercisable immediately, and an additional 18.75% to 40% exercisable each year thereafter until the option is fully exercisable. The term of each option is 10 years from the date of grant.

  The Company has elected to follow the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized. In connection with certain options granted during 1998, the Company is recognizing compensation expense totaling approximately $1,662,000 over the vesting period. This amount represents the difference between the exercise price and the deemed fair value of the Company's Common Stock during the period in which such options were granted. At June 30, 1998, the Company had a total of approximately $1,435,000 remaining to be amortized over the corresponding vesting period of each respective option, generally four years.

  Pro forma information regarding net income (loss) and net income (loss) per share is required by Financial Accounting Standards Board Statement No. 123, Accounting for Stock Based Compensation (FAS 123), which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method prescribed by FAS 123. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions (there were no stock options granted prior to 1996):

                                                          1996    1997    1998
                                                         ------- ------- -------
   Risk-free interest rate..............................  5.8%    6.4%    5.6%
   Dividend yield.......................................   0%      0%      0%
   Weighted-average expected life of options............ 5 years 5 years 5 years

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma compensation expense and net loss for 1996, 1997 and 1998 are as follows (in thousands, except per share amounts):

                                                         YEAR ENDED   SIX MONTHS
                                                        DECEMBER 31,    ENDED
                                                        -------------  JUNE 30,
                                                         1996   1997     1998
                                                        ------ ------ ----------
   Pro forma compensation expense...................... $   65 $  431   $  422
   Pro forma net loss.................................. $  351 $1,401   $1,402
   Pro forma net loss per share........................ $ 0.03 $ 0.11   $ 0.11

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

  A summary of changes in common stock options is as follows (in thousands, except per share amounts):

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                                       EXERCISE
                                                               PRICE     PRICE
                                                     SHARES  PER SHARE PER SHARE
                                                     ------  --------- ---------
   Options outstanding December 31, 1995
     Granted........................................  2,040    $3.00     $3.00
     Exercised......................................     --       --        --
     Surrendered....................................     --       --        --
                                                     ------    -----     -----
   Options outstanding December 31, 1996............  2,040     3.00      3.00
     Granted........................................    159     3.00      3.00
     Exercised......................................     --     3.00      3.00
     Surrendered....................................     (8)    3.00      3.00
                                                     ------    -----     -----
   Options outstanding December 31, 1997............  2,191     3.00      3.00
     Granted........................................  1,650     3.00      3.00
     Exercised......................................    (67)    3.00      3.00
     Surrendered.................................... (1,217)    3.00      3.00
                                                     ------    -----     -----
   Options outstanding June 30, 1998................  2,557    $3.00     $3.00
                                                     ======    =====     =====

  At June 30, 1998, 834,000 options were exercisable.

                                                  YEAR ENDED       SIX MONTHS
                                                 DECEMBER 31,        ENDED
                                             ---------------------  JUNE 30,
                                                1996       1997       1998
                                             ---------- ---------- ----------
   Weighted-average deemed fair value of
    stock options granted during the year:
     Exercise price equal to fair value of
      stock on date of grant................      $0.76      $0.82      $0.72
     Exercise price less than fair value of
      stock on date of grant................         --         --      $3.37
   Weighted-average remaining contractual
    life of options......................... 9.83 years 8.88 years 8.75 years

  At June 30, 1998, the Company had reserved 2,933,000 shares of common stock for issuance in connection with the exercise of stock options.

  In March 1997, under the terms of an applications subscription arrangement, the Company gave the right to require the Company to grant to a customer an option to purchase up to 320,000 shares of common stock of the Company if one of certain specified events occurs, including an initial public offering. As of June 30, 1998, no specified event had occurred and the option was not outstanding. At the time the option is issued, the exercise price will be set as the fair market value of the underlying stock. The number of shares subject to the option shall be adjusted for any dilutive event which occurs between March 1997 and the date of issuance of the option.

                               PCORDER.COM, INC.

 (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)


9. COMMITMENTS AND CONTINGENCIES

 LEASE ARRANGEMENTS

  The Company leases office facilities under various operating leases expiring from 1998 to 2003. Future lease commitments for office facilities are as follows (in thousands):

     1998.................................................................. $266
     1999..................................................................  480
     2000..................................................................   42
     2001..................................................................   33
     2002..................................................................   33
     Thereafter............................................................    8

  Rent expense for the six months ended June 30, 1998 was approximately $242,000. Prior to 1998, the Company leased its office facilities from Trilogy. See Note 4.

 LITIGATION

  The Company is involved in various lawsuits and legal proceedings which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position of the Company.

10. SUBSEQUENT EVENT

  On August 26, 1998, the Board of Directors authorized an additional 500,000 of Common Stock reserved for issuance upon exercise of nonqualified options to employes under the 1996 Stock Option Plan.

  Effective July 1, 1998, the Company and Trilogy entered into a management services agreement, pursuant to which Trilogy will provide certain administrative and corporate support to the Company. Trilogy has agreed to provide to the Company certain services including tax administration, payroll, payroll accounting, banking, corporate finance, recruiting and employee training services to the Company. In addition, Trilogy has agreed to provide the Company certain additional services, including hardware purchasing, shipping and receiving, purchase order database administration, network administration, audit services, human resources administration, legal services and customer training. The management services agreement terminates on July 30, 1999, and thereafter is subject to successive one-year renewal terms upon consent of the parties.

  Effective September 1, 1998, the Company and Trilogy entered into a technology, services and license agreement whereby each party granted the other a nonexclusive, irrevocable, perpetual, worldwide, fully paid-up license to internally use, make, reproduce and/or prepare derivative works of certain intellectual property, or to sublicense any non-party to do so, subject to certain confidentiality restrictions. The Company and Trilogy are each obligated to pay to the other monthly royalties on license fees derived from sales of products that incorporate and/or data maintenance services related to the other party's technology, software maintenance fees other than data maintenance services in connection with products that incorporate the other party's technology and subscription service fees from products that incorporate the other party's technology. The rights granted to Trilogy by the Company are subject to change of control provisions as described in the agreement.

  On September 4, 1998, the Board of Directors authorized the filing with the Securities Exchange Commission ("SEC") that would permit the sale of shares of the Company's Common Stock in connection with a proposed initial public offering ("IPO").

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Credit Suisse First Boston Corporation and SG Cowen Securities are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                              UNDERWRITER                           COMMON STOCK
                              -----------                           ------------
   Goldman, Sachs & Co.............................................
   Credit Suisse First Boston Corporation..........................
   SG Cowen Securities.............................................
                                                                      -------
     Total.........................................................
                                                                      =======

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $     per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of the Prospectus to purchase up to an aggregate of additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of
them, as shown in the foregoing table, bears to the     shares of Common Stock
offered.

  The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock, without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering.

  In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Up to     percent of the shares of Common Stock offered hereby may be reserved for sale at the initial public offering price to the Company's employees, directors and other individuals with direct business relationships with the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PCOR".

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Dilution..................................................................   24
Selected Financial Data...................................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Business..................................................................   37
Relationship with Trilogy.................................................   52
Management................................................................   56
Certain Transactions......................................................   63
Principal Stockholders....................................................   66
Description of Capital Stock..............................................   67
Shares Eligible for Future Sale...........................................   69
Legal Matters.............................................................   70
Experts...................................................................   70
Additional Information....................................................   71
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1

 THROUGH AND INCLUDING           , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PRO-SPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      SHARES


                                    PCORDER

                                 COMMON STOCK

                               (PAR VALUE $0.01)

                               ----------------

                                    [LOGO]

                               ----------------

                             GOLDMAN, SACHS & CO.

                          CREDIT SUISSE FIRST BOSTON

                                   SG COWEN

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                         AMOUNT*
                                                                         -------
   Securities and Exchange Commission Filing Fee........................   $**
   NASD Filing Fee......................................................    **
   Nasdaq National Market Listing Fee...................................    **
   Accounting Fees and Expenses.........................................    **
   Blue Sky Fees and Expenses...........................................    **
   Legal Fees and Expenses..............................................    **
   Transfer Agent and Registrar Fees and Expenses.......................    **
   Printing Expenses....................................................    **
   Miscellaneous Expenses...............................................    **
                                                                           ---
     Total..............................................................    **
                                                                           ===

--------
* All amounts are estimates except the Securities and Exchange Commission filing fee, the NASD filing fee and the Nasdaq National Market listing fee.
** To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.4 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

  The Registrant's Certificate of Incorporation (Exhibit 3.2 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  For the three year period from June 30, 1995 to June 30, 1998, the Registrant has issued and sold the following unregistered securities:

    1. During the period, the Registrant granted stock options to employees, directors and consultants under its 1996 Plan covering an aggregate of 2,649,131 shares of the Registrant's Common Stock, at an exercise price of $3.00.

    2. During the period, the Registrant issued and sold an aggregate of 66,925 shares of its Common Stock to 20 employees for cash and promissory notes in the aggregate amount of $200,775 upon exercise of stock options granted pursuant to the Registrant's 1996 Plan.

    3. During the period, the Registrant issued and sold 11,520,000 shares of its Common Stock to Trilogy in exchange for certain assets having a total value of $337,000.

  The sale and issuance of securities in the transactions described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sale and issuance of securities in the transaction described in paragraph 3 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

  The exhibits are as set forth in the Exhibit Index.

 (B) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUSTIN, STATE OF TEXAS ON THE 4TH DAY OF SEPTEMBER, 1998.

                                          pcOrder.com, Inc.

                                          By:      /s/ Ross A. Cooley__________
                                                      ROSS A. COOLEY
                                             CHAIRMAN, CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ross A. Cooley, Christina C. Jones and James J. Luttenbacher, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1993, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

          /s/ Ross A. Cooley           Chairman and Chief          September 4, 1998
______________________________________  Executive Officer
            ROSS A. COOLEY              (Principal Executive
                                        Officer)

        /s/ Christina C. Jones         President and Chief         September 4, 1998
______________________________________  Operating Officer
          CHRISTINA C. JONES            (Principal Executive
                                        Officer)

      /s/ James J. Luttenbacher        Vice President, Chief       September 4, 1998
______________________________________  Financial Officer and
        JAMES J. LUTTENBACHER           Secretary
                                        (Principal Financial
                                        Officer and Accounting
                                        Officer)
        /s/ Joseph A. Liemandt         Director                    September 4, 1998
______________________________________
          JOSEPH A. LIEMANDT

         /s/ Peter J. Barris           Director                    September 4, 1998
______________________________________
           PETER J. BARRIS




       /s/ Linwood A. Lacy, Jr.        Director                    September 4, 1998
______________________________________
         LINWOOD A. LACY, JR.



        /s/ Robert W. Stearns          Director                    September 4, 1998
______________________________________
          ROBERT W. STEARNS

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DOCUMENT
 ------- --------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant, as currently in effect.
  3.2*   Amended and Restated Certificate of Incorporation of the Registrant.
  3.3    Bylaws of the Registrant, as currently in effect.
  3.4*   Amended and Restated Bylaws of the Registrant.
  4.1    Reference is made to Exhibits 3.1 and 3.2.
  5.1*   Opinion of Morrison & Foerster, LLP as to the legality of the Common
         Stock being registered.
 10.1*   Form of Indemnification Agreement between the Company and each of its
         Officers and Directors.
 10.2    Cooley Employment Agreement.
 10.3    Jones Employment Agreement.
 10.4    Luttenbacher Employment Agreement.
 10.5*   1996 Stock Option Plan.
 10.6+*  Technology, Services and License Agreement.
 10.7+*  Management Services Agreement.
 10.8    Tax Allocation Agreement.
 10.9*   Asset Transfer Agreement.
 10.10*  Amendment to Asset Transfer Agreement.
 23.1*   Consent of Morrison & Foerster, LLP. Reference is made to Exhibit 5.1.
 23.2    Consent of Ernst & Young LLP Independent Auditors.
 24.1    Powers of Attorney. Reference is made to the signature page hereof.
 27.1    Financial Data Schedule

--------
+ Confidential treatment requested as to portions of this exhibit.
* To be filed by amendment.